Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

FIRST STATE BANCORPORATION,

MSUB, INC.

AND

FRONT RANGE CAPITAL CORPORATION,

HERITAGE BANK

DATED AS OF OCTOBER 4, 2006

TABLE OF CONTENTS

ARTICLE I

DEFINITIONS

1.1	Defined Terms	2
1.2	Interpretation	11

ARTICLE II

THE MERGER

2.1	The Merger	12
2.2	Effective Time	12
2.3	Effects of the Merger	12
2.4	Effects on Company Capital Stock	12
2.5	Dissenting Shares	13
2.6	Surrender of Shares of Company Capital Stock; Stock Transfer Books	14
2.7	Articles of Incorporation	16
2.8	By-Laws	16
2.9	Directors and Officers	16
2.10	Closing	16
2.11	Reservation of Right to Revise Transaction	17

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE BANK

3.1	Organization	17
3.2	Capitalization	18
3.3	Authority; No Violation	19
3.4	Consents and Approvals	21
3.5	Reports	21
3.6	Financial Statements	22
3.7	Broker’s Fees	23
3.8	Absence of Certain Changes or Events	23
3.9	Legal Proceedings	24
3.10	Taxes	24
3.11	Employee Benefit Plans	26

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3.12	Company Information	27
3.13	Compliance with Applicable Law	27
3.14	Certain Contracts	28
3.15	Agreements with Regulatory Agencies	30
3.16	Property	30
3.17	Environmental Matters	31
3.18	Insurance	32
3.19	Employee Matters	32
3.20	Investment Securities	32
3.21	Loans	33
3.22	Intellectual Property	35
3.23	No Other Representations	35

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BUYER AND MERGER SUB

4.1	Organization	35
4.2	Authority; No Violation	36
4.3	Consents and Approvals	37
4.4	Broker’s Fees	38
4.5	Agreements with Regulatory Agencies; Approvals	38
4.6	Buyer Information	38
4.7	Legal Proceedings	38
4.8	No Other Representations	38

ARTICLE V

ADDITIONAL COVENANTS

5.1	Covenants Relating to the Company	39
5.2	Loan, Accrual and Reserve Policies	42
5.3	Buyer Forbearance	43
5.4	Confidentiality	43

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1	Regulatory Matters	44
6.2	Access to Information	45
6.3	Financing; Cooperation; Legal Conditions to the Merger	45

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6.4	Third Party Proposals	46
6.5	Stockholder Meeting	50
6.6	Further Assurances	50
6.7	Notification of Certain Matters	50
6.8	Employees	50
6.9	[Intentionally Omitted]	52
6.10	Officers’ and Directors’ Insurance and Indemnification	52
6.11	Trust Preferred Securities	53

ARTICLE VII

CONDITIONS PRECEDENT

7.1	Conditions to Each Party’s Obligation to Effect the Merger	53
7.2	Conditions to Obligations of the Buyer and Merger Sub	54
7.3	Conditions to Obligations of the Company	55

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1	Termination	56
8.2	Effect of Termination	57
8.3	Amendment	57
8.4	Extension; Waiver	58

ARTICLE IX

GENERAL PROVISIONS

9.1	Expenses	58
9.2	Notices	60
9.3	Counterparts	60
9.4	Entire Agreement	61
9.5	Governing Law	61
9.6	Enforcement of Agreement	61
9.7	Severability	61
9.8	Publicity	61
9.9	Assignment; No Third Party Beneficiaries	61

iii

EXHIBITS
A.	Form of Subsidiary Agreement and Plan of Merger
B.	Amended and Restated Articles of Incorporation of the Company
C.	Amended and Restated Bylaws of the Company

iv

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of October 4, 2006, by and among First State Bancorporation, a New Mexico corporation (the “Buyer”), MSUB, Inc., a Colorado corporation and wholly owned subsidiary of the Buyer (“Merger Sub”), Front Range Capital Corporation, a Colorado corporation (the “Company”), and Heritage Bank, a Colorado state chartered bank and a wholly owned subsidiary of the Company (the “Bank”).

WHEREAS, the Boards of Directors of the Buyer, Merger Sub and the Company have determined that it is in the best interests of their respective companies and their stockholders to consummate the business combination transaction provided for herein in which Merger Sub will, subject to the terms and conditions set forth herein, merge (the “Merger”), with and into the Company with the Company surviving the Merger;

WHEREAS, as soon as practicable after the consummation of the Merger, it is anticipated that the Surviving Corporation (as defined below) in the Merger will merge with and into the Buyer with the Buyer surviving the merger (the “Holdco Merger”);

WHEREAS, as soon as practicable after the execution and delivery of this Agreement, First Community Bank, a New Mexico state chartered bank and a wholly owned subsidiary of the Buyer (the “Buyer Bank”), and the Bank will enter into a Subsidiary Agreement and Plan of Merger in substantially the form set forth on Exhibit A hereto (the “Bank Merger Agreement”) providing for the merger (the “Subsidiary Merger”) of the Bank with and into the Buyer Bank, with the Buyer Bank surviving the Subsidiary Merger, and it is intended that the Subsidiary Merger be consummated immediately following the consummation of the Holdco Merger;

WHEREAS, concurrently with the execution and delivery of this Agreement, holders of an aggregate of 515,370 shares of Voting Common Stock and 1,666 shares of Voting Preferred Stock are entering into a Support Agreement (the “Support Agreement”) with the Buyer; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

DEFINITIONS

1.1 Defined Terms. For all purposes of this Agreement (as defined below), the following terms shall have the respective meanings set forth in this Section 1.1 (such definitions to be equally applicable to both the singular and plural forms of the terms herein defined):

“Acceptable Confidentiality Agreement” has the meaning set forth in Section 6.4(e).

“Acquisition Proposal” has the meaning set forth in Section 6.4(e).

“Acquisition Agreement” has the meaning set forth in Section 6.4(a).

“Affiliate” means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by or is under common control with, such Person. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other ownership interest, by contract or otherwise.

“Affiliated Group” means an affiliated group, as that term is defined by Section 1504(a) of the Code and the Treasury Regulations promulgated thereunder, any similar group defined under state, local or foreign law, or any group of which the Company (or any predecessor of the Company) is or was a member for purposes of filing Consolidated or Combined Tax Returns.

“Agreement” means this Agreement and Plan of Merger, including the Schedules and Exhibits attached hereto and made a part hereof, as the same may be amended from time to time in accordance with the provisions hereof.

“Bank” has the meaning set forth in the Recitals hereto.

“Bank Merger Act” means the Bank Merger Act of 1960, as amended, and any successor to such statute.

“Bank Merger Agreement” has the meaning set forth in the Recitals hereto.

“BHC Act” means the Bank Holding Company Act of 1956, as amended, and any successor to such statute.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New Mexico are authorized or obligated by Law or executive order to close.

“Buyer” has the meaning set forth in the Recitals hereto.

“Buyer Bank” has the meaning set forth in the Recitals hereto.

“Buyer Common Stock” means common stock, no par value per share, of the Buyer.

“Buyer Disclosure Schedule” means the disclosure schedule being delivered to the Company by the Buyer prior to the execution and delivery of this Agreement.

“Buyer Plans” has the meaning set forth in Section 6.8(a).

“CBC” has the meaning set forth in Section 2.1.

“CBCA” has the meaning set forth in Section 2.1.

“Certificate” has the meaning set forth in Section 2.4(d).

“Closing” has the meaning set forth in Section 2.10.

“Closing Date” has the meaning set forth in Section 2.10.

“Code” means Internal Revenue Code of 1986, as amended.

“Colorado Statement of Merger” has the meaning set forth in Section 2.2.

“Common Stock” means the Voting Common Stock and the Non-Voting Common Stock.

“Company” has the meaning set forth in the Recitals hereto.

“Company Adverse Recommendation Change” has the meaning set forth in Section 6.4(b).

“Company Assets” has the meaning set forth in Section 3.16(a).

“Company Balance Sheet” has the meaning set forth in Section 3.6(a).

“Company Capital Stock” means the Voting Common Stock, the Non-Voting Common Stock, the Voting Preferred Stock, the Non-Voting 1988 Preferred Stock, and the Non-Voting 2000 Preferred Stock.

“Company Contract” has the meaning set forth in Section 3.14(a).

“Company Disclosure Schedule” means the disclosure schedule being delivered to the Buyer by the Company prior to the execution and delivery of this Agreement.

“Company Notice” has the meaning set forth in Section 6.4(b).

“Company Stockholder Approval” has the meaning set forth in Section 3.3(a).

“Consolidated or Combined Tax Returns” means any and all Tax Returns that include or included the Company (or any predecessor or successor of the Company) that is or was required to be filed by any Person including any Tax Returns filed on a consolidated, combined, unitary or aggregate group basis of which the Company (or any predecessor or successor of the Company) is or has been a member.

“Determination Letter” means with respect to any of the Plans intended to be “qualified” within the meaning of Section 401(a) of the Code, the determination letter if it is an individually designed plan (including a volume submitter plan that is not identical to an approved volume submitter plan), the favorable opinion letter if it is a master or prototype plan (standardized or nonstandardized) or an advisory letter and certification if it is identical to an approved volume submitter plan.

“Director of Financial Institutions Division” means the Director of Financial Institutions Division of the Licensing and Regulation Department of the State of New Mexico.

“Dissenting Share” has the meaning set forth in Section 2.5.

“Dissenting Stockholder” has the meaning set forth in Section 2.5.

“Effective Time” has the meaning set forth in Section 2.2.

“Encumbrances” means any and all liens, charges, security interests, options, claims, mortgages, pledges, proxies, voting trusts or agreements, obligations, understandings or arrangements or other restrictions on title or transfer of any nature whatsoever.

“Environmental Law” means all Laws (including common law), past, current or future, relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata, and natural resources), including (i) those related to emissions, discharges, exposures, Releases or threatened Releases of Hazardous Materials, or otherwise relating to any environmental aspect of the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials and (ii) environmental provisions of Laws, past, current or future, other than Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business that together with the Company or any of its Subsidiaries would be deemed a “single employer” within the meaning of Section 414 of the Code.

“FDIC” means the Federal Deposit Insurance Corporation and any successor thereto.

“Federal Reserve Board” has the meaning set forth in Section 3.4.

“Fund” has the meaning set forth in Section 2.6(a).

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Entity” has the meaning set forth in Section 3.4.

“Hazardous Material” means any pollutant, contaminant, substance, material, or waste defined as “hazardous” or “toxic” under applicable Environmental Laws, including toxic substances, hazardous substances, petroleum and petroleum products, polychlorinated biphenyls, asbestos or asbestos-containing materials, lead or lead-based paints or materials, and radon.

“Heritage Place” means the property located at 604 Interlocken Boulevard, Broomfield, Colorado.

“Holdco Merger” has the meaning set forth in the Recitals hereto.

“Indemnified Parties” has the meaning set forth in Section 6.10(a).

“Injunction” has the meaning set forth in Section 7.1(b).

“Insurance Amount” has the meaning set forth in Section 6.10(b).

“Insurance Policies” has the meaning set forth in Section 3.18.

“Intellectual Property” has the meaning set forth in Section 3.22.

“Judgment” means any judgment, injunction, order, writ, ruling or award of any Governmental Entity of competent jurisdiction.

“Knowledge of the Company” or “Known to the Company” shall mean actual knowledge after due inquiry of the Persons listed on Section 1.1 of the Company Disclosure Schedule.

“Knowledge of the Buyer” or “Known to the Buyer” shall mean actual knowledge after due inquiry of the Persons listed on Section 1.1 of the Buyer Disclosure Schedule.

“Law” means all laws (including common law), statutes, treaties, codes, ordinances, rules, regulations, orders and judgments of any Governmental Entity, foreign or domestic.

“Leases” means all lease and sublease agreements and similar agreements with respect to personal property entered into by either the Company or the Bank, as lessor, including all collateral security therefor such as guarantees and all insurance policies or proceeds.

“Lien” means any charge, deed of trust, mortgage, pledge, security interest, restriction, claim, lien, or encumbrance.

“Loan Commitments” means the collective reference to each commitment or obligation to extend credit to any Person (including pursuant to a letter of credit or bankers’ acceptance) or to participate therein, whether or not such commitment, obligation or participation has been accepted or utilized by such Person.

“Loan Documents” means the agreements, instruments, certificates, or other documents at any time evidencing or otherwise relating to, governing, or executed in connection with, or as security for, a Loan or Loan Commitment, including notes, bonds, loan agreements, letter of credit applications, letters of credit, lease financing contracts, bankers’ acceptances, drafts, guarantees, deeds of trust, mortgages, assignments, security agreements, pledges, subordination or priority agreements, lien priority agreements, undertakings, security instruments, financing statements, certificates, documents, legal opinions, participation and assignment agreements and inter-creditor agreements, and all amendments, modifications, renewals, extensions, rearrangements, and substitutions with respect to any of the foregoing.

“Loan Property” has the meaning set forth in Section 3.17(d).

“Loan Request Documents” has the meaning set forth in Section 5.1(b)(vi).

“Loans” means loans, advances, notes, borrowing arrangements or other extensions of credit including Leases, credit enhancements, commitments, guarantees, interest-bearing assets, interests in loan participations and assignments, customer liabilities on letters of credit, bankers’ acceptances and participations in letters of credit (including in all cases loans made to pay interest accruing on loans, whether or not due or payable (sometimes referred to as capitalized interest)) and all amendments, modifications, renewals, extensions, refinancings and refundings of or for any of the foregoing.

“Material Adverse Effect” means a material adverse effect on (i) in the case of the Company, (x) the assets, properties, liabilities, business, results of operations or condition (financial or other) of the Company and its Subsidiaries taken as a whole; provided, however, that for the purpose of this clause (i)(x) in determining whether a Material Adverse Effect has occurred, there shall be excluded any effect the cause of which is (1) any change in banking, savings association and similar Laws of general applicability or interpretations thereof by courts or Governmental Entities, (2) any change in GAAP or regulatory accounting requirements applicable to banks, savings associations, or their holding companies generally, (3) the announcement of this Agreement or any action or omission of the Company or any Subsidiary thereof required or permitted to be taken by it under this Agreement, and (4) any changes in general economic conditions affecting banks, savings associations, or their holding companies generally, except to the extent the Company is materially and disproportionately affected thereby or (y) the ability of the Company to perform its obligations hereunder and to consummate the transactions contemplated hereby or (ii) in the case of the Buyer, the ability of the Buyer to perform its obligations hereunder and to consummate the transactions contemplated hereby, including the Buyer’s ability to obtain all financing necessary to pay the Merger Consideration.

“Merger” has the meaning set forth in the Recitals hereto.

“Merger Consideration” has the meaning set forth in Section 2.4(b).

“Merger Sub” has the meaning set forth in the Recitals hereto.

“Merger Sub Common Stock” means the common stock, par value $1.00 per share, of Merger Sub.

“NASDAQ” means the NASDAQ Stock Market.

“NMBA” means the New Mexico Banking Act.

“NMBCA” means the New Mexico Business Corporation Act.

“Non-Voting Common Stock” means the Class B non-voting common stock, par value $0.001 per share, of the Company.

“Non-Voting 1988 Preferred Stock” means the 1988 Series A 8% noncumulative, convertible, non-voting preferred stock, par value $0.001 per share, of the Company.

“Non-Voting 2000 Preferred Stock” means the 2000 Series B cumulative cash dividends, non-voting preferred stock, par value $0.001 per share, of the Company.

“Non-Voting 2000 Preferred Stock Merger Consideration” has the meaning set forth in Section 2.4(b).

“Participation Facility” has the meaning set forth in Section 3.17(d).

“Payee” has the meaning set forth in Section 2.6(e).

“Paying Agent” has the meaning set forth in Section 2.6(a).

“Pension Plan” means an employee pension benefit plan, fund or program within the meaning of Section 3(2) of ERISA.

“Permitted Liens” means (i) Encumbrances reflected or reserved on the Company’s Balance Sheet, (ii) statutory Liens for Taxes not yet due and payable, (iii) mechanics’, materialmen’s, workmen’s, repairmen’s, warehousemen’s, carrier’s and other similar liens and encumbrances arising in the ordinary course of business, which in the aggregate, are not material, and (iv) such encumbrances and imperfections of title as do not materially detract from the value of the properties or assets and do not materially interfere with the present or proposed use of such properties or assets.

“Person” means any individual, partnership, limited partnership, limited liability partnership, limited liability company, foreign limited liability company, trust, estate, corporation, custodian, trustee, executor, administrator, nominee, personal representative, Governmental Entity or any other entity.

“Plan Sponsor” means a plan sponsor within the meaning of Section 3(16)(B) of ERISA.

“Plans” means each deferred compensation plan, incentive compensation plan, equity compensation plan, Welfare Plan, Pension Plan, employment, termination or severance agreement, and each other employee benefit plan, fund, program, agreement or arrangement, whether written or oral, with respect to which the Company, any of its Subsidiaries or any ERISA Affiliate is a Plan Sponsor, to which the Company, any of its Subsidiaries or any ERISA Affiliate otherwise contributes or is required to contribute, or to which the Company, any of its Subsidiaries or any ERISA Affiliate otherwise maintains or participates in, for the benefit of any employee or former employee of the Company or any of its Subsidiaries.

“Preferred Stock” means the Voting Preferred Stock, the Non-Voting 1988 Preferred Stock, and the Non-Voting 2000 Preferred Stock.

“Regulatory Agencies” has the meaning set forth in Section 3.5.

“Regulatory Agreement” means any agreement, consent agreement or memorandum of understanding with, any commitment letter or similar undertaking to, any order or directive by, any extraordinary supervisory letter from, or any board resolutions adopted at the request of (whether or not set forth in Section 3.15 of the Company Disclosure Schedule or Section 4.5 of the Buyer Disclosure Schedule), any Regulatory Agency or other Governmental Entity.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the environment.

“Representative” means, with respect to any Person, any officer, director, employee, agent, advisor or other representative of such Person.

“Requisite Regulatory Approvals” has the meaning set forth in Section 7.1(a).

“SEC” means the U.S. Securities and Exchange Commission.

“Securities” has the meaning set forth in Section 6.3(b).

“Securities Act” means the Securities Act of 1933, as amended.

“Special Meeting” has the meaning set forth in Section 6.5.

“SRO” has the meaning set forth in Section 3.5.

“State Regulator” has the meaning set forth in Section 3.5.

“Subsidiary” means, when used with respect to any Person, any corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, which is controlled by such Person, directly or indirectly, or is consolidated with such Person for financial reporting purposes.

“Subsidiary Merger” has the meaning set forth in the Recitals hereto.

“Superior Proposal” has the meaning set forth in Section 6.4(e).

“Support Agreement” has the meaning set forth in the Recitals hereto.

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Tax” or “Taxes” shall mean all taxes, charges, levies, penalties or other assessments imposed by any United States federal, state, local or foreign taxing authority, including, but not limited to income, gross receipts, excise, property, ad valorem, value added, alternative minimum, stamp, occupation, use, compensating, service, license, intangible, net worth, sales, transfer, franchise, payroll, employment, withholding, social security or other taxes, including any interest, penalties or additions attributable thereto.

“Tax Records” means all Tax Returns and tax related workpapers relating to the Company or any of its Subsidiaries or any of their respective assets.

“Tax Return” shall mean any return, report, information return or other document (including any related or supporting information) with respect to Taxes, including but not limited to information returns and any documents with respect to or accompanying payments of estimated Taxes or requests for the extension of time in which to file any such return, report, information, return or other document.

“Termination Fee” has the meaning set forth in Section 9.1(b).

“Third Party Acquisition Event” means (i) entering into a definitive agreement for an Acquisition Proposal or (ii) the consummation of an Acquisition Proposal involving the purchase of at least 50% of the equity securities of the Company or 50% (based on fair market value) of the consolidated assets of the Company and its Subsidiaries, taken as a whole.

“Transferred Employee” has the meaning set forth in Section 6.8(a).

“Treasury Regulations” means the regulations promulgated under the Code.

“Trustee” means Wilmington Trust Company.

“2.4(a) Merger Consideration” has the meaning set forth in Section 2.4(a).

“Unexcused Financing Failure” means any failure of the condition set forth in Section 7.2(g) to be satisfied, other than a failure that results from the occurrence after the date of this Agreement of any of the following: (i) a material adverse change in the financial markets in the United States or the international financial markets, any outbreak or escalation of hostilities or a declaration by the United States of a national emergency or war, or any major act of terrorism involving the United States, or any other substantial national or international calamity, emergency or crisis involving a prospective change in national or international political, financial or economic conditions, (ii) a suspension or limitation of trading generally on the New York Stock Exchange or The Nasdaq Stock Market, or the fixing of minimum or maximum prices for trading, or the requirement of maximum ranges for prices, in each case by any such exchange, or by order of the Securities and Exchange Commission, the NASD or any other governmental authority or (iii) the declaration of a banking moratorium by either federal or New York authorities.

“USA Patriot Act” has the meaning set forth in Section 3.13(a).

“Voting Common Stock” means the Class A voting common stock, par value $0.001 per share, of the Company.

“Voting Preferred Stock” means the 1987 Series A 8% noncumulative, convertible, voting preferred stock, par value $0.001 per share, of the Company.

“Welfare Plan” means an employee welfare benefit plan, fund or program within the meaning of Section 3(1) of ERISA.

1.2 Interpretation. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The phrases “the date of this Agreement”, “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to October 4, 2006. The symbol “$” and the terms “dollar” and “dollars” all refer to the lawful currency of the United States of America denominated in dollars.

ARTICLE II

THE MERGER

2.1 The Merger. Subject to the terms and conditions of this Agreement, in accordance with the applicable provisions of the Colorado Business Corporation Act (the “CBCA”), the Colorado Banking Code (the “CBC”) and the BHC Act, at the Effective Time, Merger Sub shall merge with and into the Company. The Company shall be the surviving company (hereinafter sometimes called the “Surviving Corporation”) in the Merger, and shall continue its existence as a corporation under the laws of the State of Colorado. Upon consummation of the Merger, the separate existence of Merger Sub shall terminate. Without limiting the generality of the foregoing, upon the Merger, all the rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation and all obligations, duties, debts and liabilities of the Company and Merger Sub shall be the obligations, duties, debts and liabilities of the Surviving Corporation.

2.2 Effective Time. Upon the terms and subject to the conditions of this Agreement, on the Closing Date (or such other date as the Buyer and the Company shall agree), Merger Sub and the Company shall file with the Secretary of State of the State of Colorado the statement of merger and any other appropriate documents (all of such documents the “Colorado Statement of Merger”) executed and acknowledged in accordance with the relevant provisions of the CBCA. The Merger shall become effective on the date on which the Colorado Statement of Merger has been duly filed with the Secretary of State for the State of Colorado or such other time as is agreed upon by the parties and specified in the Colorado Statement of Merger, and such time is hereinafter referred to as the “Effective Time”.

2.3 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the CBCA.

2.4 Effects on Company Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Buyer, Merger Sub, the Company or the holders of any of the securities described in this Section 2.4:

(a) Each share of Common Stock, the Voting Preferred Stock and the Non-Voting 1988 Preferred Stock issued and outstanding immediately prior to the Effective Time (other than shares canceled pursuant to Section 2.4(c) and Dissenting Shares, if any) shall be canceled and, by virtue of the Merger and without any action on the part of the holder thereof, shall be converted automatically into the right to receive an amount in cash equal to $35.904 (rounded to the nearest full cent) payable, less any required withholding taxes and without interest, to the holder of such share of Common Stock, Voting Preferred Stock or Non-Voting 1988 Preferred Stock upon surrender of the certificate that formerly evidenced such share of Common Stock, Voting Preferred Stock or Non-Voting 1988 Preferred Stock in the manner provided in Section 2.6 (the “2.4(a) Merger Consideration”);

(b) Each share of Non-Voting 2000 Preferred Stock issued and outstanding immediately prior to the Effective Time (other than shares canceled pursuant to Section 2.4(c) and Dissenting Shares, if any) shall be canceled and, by virtue of the Merger and without any action on the part of the holder thereof, shall be converted automatically into the right to receive an amount in cash equal to $1,000 payable, less any required withholding taxes and without interest, to the holder of such share of Non-Voting 2000 Preferred Stock upon surrender of the certificate that formerly evidenced such share of Non-Voting 2000 Preferred Stock in the manner provided in Section 2.6 (the “Non-Voting 2000 Preferred Stock Merger Consideration” and together with the 2.4(a) Merger Consideration the “Merger Consideration”);

(c) Each share of Company Capital Stock issued and outstanding immediately prior to the Effective Time that is owned by the Bank, the Buyer or Merger Sub and each share of Company Capital Stock that is owned by the Company as treasury stock shall be canceled and retired and cease to exist and no payment or distribution shall be made with respect thereto;

(d) At the Effective Time, all shares of the Company Capital Stock converted pursuant to Sections 2.4(a) and 2.4(b) shall no longer be outstanding and shall automatically be canceled and retired and cease to exist, and each holder of a certificate (“Certificate”) representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with Sections 2.4(a) and 2.4(b), as applicable; and

(e) Each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

2.5 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, any share of Company Capital Stock that is issued and outstanding immediately prior to the Effective Time and which is held by a stockholder who is entitled to exercise, and who has made a demand for, dissenters’ rights in accordance with Article 113 of the CBCA (such share being a “Dissenting Share,” and such stockholder being a “Dissenting Stockholder”) shall not be converted into the right to receive the Merger Consideration, but rather shall be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Share pursuant to the CBCA. If any Dissenting Stockholder fails to perfect such stockholder’s dissenters’ rights under the CBCA or effectively withdraws or otherwise loses such rights with respect to any Dissenting Shares, then as of the later of the Effective Time or the date of loss of such rights, such Dissenting Shares shall automatically be converted into the right to receive the Merger Consideration, without interest thereon, upon surrender of the Certificate representing such Dissenting Shares. The Company shall give the Buyer (a) prompt notice of any demand for payment of the fair value of any shares of Company Capital Stock or any attempted withdrawal of any such demand for payment and any other instrument served pursuant to the CBCA and received by the Company relating to any stockholder’s dissenters’ rights; and (b) the opportunity to participate in all negotiations and proceedings with respect to any such demands for payment under the CBCA. The Company shall not make any payment with respect to, or settle or make an offer to settle, any such demand for payment at any time prior to the Effective Time, unless the Company shall have first obtained the Buyer’s consent.

2.6 Surrender of Shares of Company Capital Stock; Stock Transfer Books.

(a) Prior to the Effective Time, the Buyer shall designate a bank or trust company, reasonably acceptable to the Company, to act as agent (the “Paying Agent”) for the holders of Company Capital Stock to receive the funds necessary to make the payments pursuant to Section 2.4 upon surrender of the Certificates. The Buyer shall, at or prior to the Effective Time, deposit, or cause to be deposited, with the Paying Agent the aggregate Merger Consideration to be paid in respect of the shares of Company Capital Stock (the “Fund”). The Fund shall be invested by the Paying Agent as directed by the Buyer. Any net profit resulting from, or interest or income produced by, such investments, shall be payable to the Buyer. The Buyer shall replace any monies lost through any investment made pursuant to this Section 2.6(a). The Paying Agent shall make the payments provided in Section 2.4.

(b) No later than five (5) Business Days after the Effective Time, the Buyer shall cause to be mailed to each person who was, at the Effective Time, a holder of record of shares of Company Capital Stock entitled to receive the Merger Consideration pursuant to Section 2.4 a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificates pursuant to such letter of transmittal. Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive, in exchange therefor, the Merger Consideration for each share of Company Capital Stock formerly evidenced by such Certificate, and such Certificate shall then be canceled. Until so surrendered, each such Certificate shall, at and after the Effective Time, represent for all purposes only the right to receive Merger Consideration. No interest shall accrue or be paid to any beneficial owner of Company Capital Stock or any holder of any Certificate with respect to the Merger Consideration payable upon the surrender of any Certificate. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered on the stock transfer books of the Company, it shall be a condition of payment that the Certificate so surrendered shall be endorsed in blank or to the Paying Agent or otherwise be in proper form for transfer, in the sole discretion of the Paying Agent, and that the person requesting such payment shall have paid all transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Buyer that such taxes either have been paid or are not applicable. If any Certificate shall have been lost, stolen or destroyed, upon making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Buyer, the posting by such person of a bond, in such reasonable amount as the Buyer may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration such holder is entitled to receive pursuant to Section 2.4.

(c) At any time following the date that is six months after the Effective Time, the Buyer shall be entitled to require the Paying Agent to deliver to it any portion of the Fund that had been made available to the Paying Agent and not disbursed to the Company stockholders (including all interest and other income received by the Paying Agent in respect of all amounts held in the Fund or other funds made available to it), and thereafter each such holder shall be entitled to look only to the Buyer (subject to abandoned property, escheat and other similar Laws), and only as general creditors thereof, with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by such holder. If any Certificates representing shares of Company Capital Stock shall not have been surrendered immediately prior to such date on which the Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity, any such Merger Consideration in respect of such Certificate shall become the property of the Buyer, free and clear of all claims or interest of any person previously entitled thereto. Notwithstanding the foregoing, none of the Surviving Corporation, the Buyer or the Paying Agent shall be liable to any holder of Company Capital Stock for any Merger Consideration delivered in respect of such share of Company Capital Stock to a public official pursuant to any abandoned property, escheat or other similar Law.

(d) At the Effective Time, the stock transfer books of the Company shall be closed, and thereafter there shall be no further registration of transfers of shares of Company Capital Stock on the records of the Company. From and after the Effective Time, except for the Buyer, the holders of Company Capital Stock holding shares of such stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Capital Stock except as otherwise provided herein or by applicable Law, and the Merger Consideration paid pursuant to this Article II upon the surrender or exchange of Certificates shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Capital Stock theretofore represented by such Certificates.

(e) The Buyer and the Paying Agent, as the case may be, shall be entitled to deduct and withhold from the Merger Consideration and any other amount otherwise payable pursuant to this Agreement to any holder of Company Capital Stock (a “Payee”) such amounts that the Buyer or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Code, the rules and regulations promulgated thereunder or any provision of state, local or foreign tax Law. Any amounts so withheld shall be treated for all purposes of this Agreement as having been paid to Payee.

2.7 Articles of Incorporation. At the Effective Time, the articles of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated to be substantially the same as the articles of incorporation attached hereto as Exhibit B, until the same shall thereafter be altered, amended or repealed in accordance with applicable Law or such amended and restated articles of incorporation.

2.8 By-Laws. At the Effective Time, the bylaws of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated to be substantially the same as the bylaws attached hereto as Exhibit C, until the same shall thereafter be altered, amended or repealed in accordance with applicable Law, the articles of incorporation of the Surviving Corporation or such amended and restated bylaws.

2.9 Directors and Officers. The directors and officers of the Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, each to hold office in accordance with the articles of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

2.10 Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place at 10:00 a.m., local time, on the third Business Day following the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII (other than those conditions which relate to actions to be taken at the Closing, but subject to the satisfaction or waiver of those conditions) (the “Closing Date”), at the offices of the Buyer in Albuquerque, New Mexico, unless another time, date or place is agreed to in writing by the parties hereto.

2.11 Reservation of Right to Revise Transaction. Notwithstanding anything to the contrary contained in this Agreement, the Buyer may at any time change the method of effecting the acquisition; provided, however, that no such change shall (a) alter or change the amount or kind of the Merger Consideration, (b) delay or jeopardize consummation of the Merger or (c) have materially adverse Tax effects on the Buyer, the Company or the holders of Company Capital Stock.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

OF THE COMPANY AND THE BANK

Except as set forth in the Company Disclosure Schedule (each section of which qualifies the correspondingly numbered representation, warranty or covenant to the extent specified therein and such other representations, warranties or covenants to the extent a matter in such section is disclosed in such a way as to make its relevance to such other representation, warranty or covenant reasonably apparent), the Company and the Bank hereby jointly and severally represent and warrant to the Buyer that:

3.1 Organization.

(a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Colorado. The Company is duly registered as a bank holding company under the BHC Act. The Company has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company. The copies of the articles of incorporation, bylaws or similar governing documents of the Company, which have previously been made available to the Buyer, are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

(b) The Bank is a state chartered bank duly organized, validly existing and in good standing under the Laws of the State of Colorado. The Bank has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company. The copies of the articles of incorporation, bylaws or similar governing documents of the Bank, copies of which have previously been made available to the Buyer, are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

(c) The minute books of the Company and each of its Subsidiaries contain true and correct records of all meetings and other corporate actions held or taken since December 31, 2002 of their respective stockholders and Boards of Directors (including committees of their respective Boards of Directors).

(d) Neither the Company nor any of its Subsidiaries is in violation of any provision of its respective articles of incorporation, bylaws or similar governing documents.

3.2 Capitalization.

(a) The authorized capital stock of the Company consists of (i) 200,000,000 shares of Common Stock and (ii) 100,000,000 shares of Preferred Stock. There are (i) 1,857,394 shares of Voting Common Stock issued and outstanding, (ii) 38,105 shares of Non-Voting Common Stock issued and outstanding, (iii) 5,000 shares of Voting Preferred Stock issued and outstanding, (iv) 5,500 shares of Non-Voting 1988 Preferred Stock issued and outstanding, (v) 3,567 shares of Non-Voting 2000 Preferred Stock issued and outstanding, and (vi) no shares of Common Stock or Preferred Stock are reserved for issuance upon exercise of outstanding stock options or otherwise, except for shares of Common Stock reserved for conversion of the Non-Voting 1988 Preferred Stock and the Voting Preferred Stock. All of the issued and outstanding shares of Company Capital Stock have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. The Company is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of the Company or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of the Company. Without limiting the generality of the foregoing, except as described in Section 3.2(a) of the Company Disclosure Schedule, there is no outstanding option, warrant, convertible or exchangeable security, right, subscription, call, unsatisfied preemptive right or other agreement or right of any kind to purchase or otherwise acquire (including by exchange or conversion) any of the

Company’s capital stock and no oral or written agreement, contract, arrangement, understanding, plan or instrument of any kind to which the Company is subject with respect to the issuance, voting or sale of issued or unissued shares of the Company’s capital stock.

(b) Section 3.2(b) of the Company Disclosure Schedule sets forth a description and the amount of outstanding trust preferred securities to which the Company or any of its Subsidiaries is a party. No actions or consents are required with respect to any of the trust preferred securities listed on Section 3.2(b) of the Company Disclosure Schedule in connection with the consummation of the transactions provided for in this Agreement, except as described in Section 6.11.

(c) Section 3.2(c) of the Company Disclosure Schedule sets forth a true and correct list of all of the Subsidiaries of the Company. Except as set forth in Section 3.2(c) of the Company Disclosure Schedule, the Company owns, directly or indirectly, all of the issued and outstanding shares of the capital stock (or all of the other equity ownership interests) of each Subsidiary, free and clear of all Liens and security interests of any kind or nature whatsoever, and all of such shares are duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Subsidiary of the Company has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any equity security or any security representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary. Without limiting the generality of the foregoing, there is no outstanding option, warrant, convertible or exchangeable security, right, subscription, call, unsatisfied preemptive right or other agreement or right of any kind to purchase or otherwise acquire (including by exchange or conversion) any of such Subsidiary’s capital stock and no oral or written agreement, contract, arrangement, understanding, plan or instrument of any kind to which any of the Company or any of its Subsidiaries is subject with respect to the issuance, voting or sale of issued or unissued shares of such Subsidiary’s capital stock.

(d) The Bank has no Subsidiaries.

3.3 Authority; No Violation.

(a) The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, subject, with respect to the Merger, to the adoption of this Agreement and the Merger by holders of the Voting Common Stock and the Voting Preferred Stock. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of the Company and no other corporate proceedings on the part of the Company are necessary to approve this Agreement and to consummate the transactions contemplated hereby (other than, with respect to the Merger, the adoption of this Agreement by the holders of a majority of the outstanding shares of Voting Common Stock and Voting Preferred Stock entitled to vote thereon in accordance with the CBCA, the articles of incorporation of the Company and the bylaws of the Company (the “Company Stockholder Approval”)). This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by the Buyer and Merger Sub) this Agreement constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally.

(b) The Bank has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of the Bank and no other corporate proceedings on the part of the Bank are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Bank and (assuming due authorization, execution and delivery by the Buyer and Merger Sub) this Agreement constitutes a valid and binding obligation of the Bank, enforceable against the Bank in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally.

(c) Neither the execution and delivery of this Agreement by the Company or the Bank, nor the consummation by the Company or the Bank of the transactions contemplated hereby, nor compliance by the Company or the Bank with any of the terms or provisions hereof, will (i) violate any provision of the articles of incorporation, bylaws or similar governing documents of the Company or any of its Subsidiaries, or (ii) assuming that the consents and approvals referred to in Section 3.4 hereof are duly obtained, (A) violate any Law (any directive, policy or guideline of any Governmental Entity which has jurisdiction over the Company or any of its Subsidiaries) or Judgment applicable to the Company or any of its Subsidiaries, or any of their respective properties or assets, or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Encumbrance upon any of the respective properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except as disclosed in Section 3.3(c) of the Company Disclosure Schedule or, in the case of clause (B), for such violations, conflicts, defaults, terminations, accelerations and Encumbrances which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

3.4 Consents and Approvals. Except for (a) the filing of applications and notices, as applicable, with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under the BHC Act and approval of such applications and notices, (b) the Company Stockholder Approval, (c) the filing of applications with the Director of the Financial Institutions Division of the State of New Mexico and the State of Colorado Division of Banking and approval of such applications, (d) the filing of the Colorado Statement of Merger with the Secretary of State of the State of Colorado pursuant to the CBCA, (e) the filing of this Agreement together with copies of the resolutions of the Company and Merger Sub approving this Agreement, a certificate of the appropriate officers of the Company that the Company’s stockholders voted to approve this Agreement in accordance with applicable Law with the Director of Financial Institutions Division pursuant to the NMBA and the Public Regulation Commission of the State of New Mexico, (f) such filings, authorizations or approvals as may be set forth in Section 3.4 of the Company Disclosure Schedule and (g) consents, approvals, filings or registrations the failure of which to be obtained or made will not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality (each a “Governmental Entity”) or with any third party are necessary in connection with (i) the execution and delivery by the Company or the Bank of this Agreement or (ii) the consummation by the Company or the Bank of the Merger and the other transactions contemplated hereby.

3.5 Reports. The Company and its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they are required to file since December 31, 2000 with (a) the Federal Reserve Board, (b) the FDIC, (c) any state banking commissions or any other state regulatory authority (each a “State Regulator”) and (d) any self-regulatory organization (“SRO”) (collectively, the “Regulatory Agencies”), and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency in the regular course of the business of the Company or any of its Subsidiaries, no Regulatory Agency has initiated any proceeding or, to the Knowledge of Company, investigation into the business or operations of the Company or any of its Subsidiaries since December 31, 2000. Except as set forth in Section 3.5 of the Company Disclosure Schedule, there is no unresolved material violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of the Company or any of its Subsidiaries.

3.6 Financial Statements.

(a) The Company has previously made available to the Buyer copies of the consolidated statements of financial condition of the Company as of December 31 for the fiscal years 2004 and 2005, and the related consolidated statements of operations and comprehensive income, stockholder’s equity for the fiscal years then ended, accompanied by the audit report of Fortner, Bayens, Levkulich and Co., P.C., independent public accountants with respect to the Company, and the unaudited consolidated statements of financial condition of the Company as of June 30, 2006. The June 30, 2006, consolidated statement of financial condition of the Company (including the related notes, where applicable) (the “Company Balance Sheet”) fairly presents the consolidated financial position of the Company and its Subsidiaries, and, as of the date thereof, the other financial statements referred to in this Section 3.6 (including the related notes, where applicable) fairly present the consolidated financial position and the results of the consolidated operations of the Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) comply in all material respects with applicable accounting requirements with respect thereto; and each of such statements (including the related notes, where applicable) has been prepared in accordance with GAAP consistently applied during the periods involved, except as indicated in the notes thereto.

(b) Except (i) to the extent reflected or reserved against in the Company Balance Sheet, (ii) as set forth in Section 3.6(b) of the Company Disclosure Schedules or (iii) for liabilities and obligations that (A) are incurred after the date of such balance sheet in the ordinary course of business consistent with past practice and (B) individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect on the Company, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise (including liabilities as guarantor, successor or otherwise with respect to obligations of others) and whether due or to become due.

(c) The books and records of the Company and its Subsidiaries are maintained in accordance with GAAP and any other applicable legal and accounting requirements and reflect all transactions in a lawful manner. All assets and liabilities of the Company and its Subsidiaries and all transactions thereof have been recorded in all material respects on the books and records of the Company and its Subsidiaries, in accordance with GAAP and accurately present in all material respects the transactions described therein.

(d) The deposit accounts of the Bank are insured by the FDIC through the Bank Insurance Fund to the fullest extent permitted by the Federal Deposit Insurance Act, and all premiums and assessments required to be paid in connection therewith have been paid by the Bank.

3.7 Broker’s Fees. Neither the Company nor any of its Subsidiaries nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement and no payment is due from the Company for such services, except that the Company has engaged and will pay a fee or commission to St. Charles Capital, LLC. The Company has delivered to the Buyer a true and complete copy of each agreement between the Company or any of its Subsidiaries and St. Charles Capital, LLC.

3.8 Absence of Certain Changes or Events.

(a) Except as set forth in Section 3.8(a) of the Company Disclosure Schedule, since December 31, 2005, there has been no change, development, event or circumstance or combination of changes, developments, events or circumstances which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company.

(b) Since December 31, 2005, the Company and its Subsidiaries have carried on their businesses in the ordinary course consistent with past practices.

(c) Except as set forth in Section 3.8(c) of the Company Disclosure Schedule, since June 30, 2006, neither the Company nor any of its Subsidiaries has (i) except for normal increases in the ordinary course of business consistent with past practices, and except as required by Law, increased the compensation, pension, or other fringe benefits or perquisites payable to any officer, employee or director of the Company or any of its Subsidiaries from the amount thereof in effect as of June 30, 2006 (which amounts have been previously disclosed to the Buyer), granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonus or (ii) except as contemplated by this Agreement, taken any of the actions set forth in Section 5.1(b) hereof nor has any matter, event or circumstance described in Section 5.1(b) otherwise occurred or arisen.

(d) Except as set forth in Section 3.8(d) of the Company Disclosure Schedule, since June 30, 2006, the Company has not declared or paid any dividends on any shares of its capital stock.

3.9 Legal Proceedings.

(a) Neither the Company nor any of its Subsidiaries is a party to any, and there are no pending or, to the Knowledge of the Company, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against the Company or any of its Subsidiaries, other than collection matters against borrowers of the Bank in the ordinary course of business.

(b) There is no Judgment or regulatory restriction imposed upon Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries.

3.10 Taxes.

(a) All Tax Returns required to be filed by the Company or any of its Subsidiaries that are due on or after December 31, 2000, have been filed with the appropriate taxing authorities when due and in accordance with applicable Law, and all such Tax Returns are true, correct and complete in all material respects.

(b) All material Taxes owed by the Company or any of its Subsidiaries and all material Taxes owed by any Person for which the Company or any of its Subsidiaries could be held responsible (whether or not shown on any Tax Return or any Consolidated or Combined Tax Return) have been duly and timely paid or payment has been provided therefor.

(c) No claim has ever been made by an authority in any jurisdiction that the Company or any of its Subsidiaries was required to file any Tax Return that was not filed.

(d) The Company has prior to the date hereof provided to the Buyer copies of all Forms 1120, U.S. Corporation Income Tax Returns of the Company for all periods ending on or after December 31, 2000.

(e) There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment of, Taxes due for any taxable period with respect to any Tax for which the Company or any of its Subsidiaries may be subject or liable.

(f) There are no pending, or to the Knowledge of the Company, threatened, audits, assessments, collections, investigations or other proceedings by any Governmental Entity with respect to Taxes against the Company or any of its Subsidiaries.

(g) There are no Liens for Taxes upon the assets or properties of the Company or any of its Subsidiaries, except for statutory Liens for current Taxes not yet due.

(h) Except as set forth in Section 3.10(h) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any agreement relating to the sharing or allocation of Taxes or indemnification agreement with respect to Taxes or similar contract or arrangement.

(i) Neither the Company nor any of its Subsidiaries has entered into any closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign tax law) or any other agreement with similar Tax purposes.

(j) Neither the Company nor any of its Subsidiaries has liability for Taxes of any Person under Section 1.1502-6 of the Treasury Regulations (or similar provisions of state, local or foreign law), as a transferee or successor, by contract or otherwise.

(k) Since the date of the Company Balance Sheet, neither the Company nor any of its Subsidiaries has incurred any liability for Taxes other than in the ordinary course of business.

(l) No power of attorney is currently in force with respect to any matter currently before any Governmental Entity relating to Taxes of the Company or any of its Subsidiaries.

(m) To the Knowledge of the Company, the Company and its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid or provided payment for all taxes in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(n) Since January 1, 2003, the Company and its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid or provided payment for all taxes in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(o) Except as set forth in Section 3.10(o) of the Company Disclosure Schedule, the Company is not a party to, or otherwise obligated under, any agreement, plan or arrangement covering any person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by the Buyer, the Company or any of their respective affiliates by reason of Section 280G of the Code or that would be subject to Section 4999 of the Code.

3.11 Employee Benefit Plans.

(a) Section 3.11(a) of the Company Disclosure Schedule contains a true, complete and correct list of each Plan.

(b) With respect to each Plan listed in Section 3.11(a) of the Company Disclosure Schedule, the Company has heretofore delivered or made available to the Buyer true and complete copies of the Plan and any amendments thereto (or if the Plan is not a written Plan, a description thereof) and a copy of the most recently available Determination Letter, if applicable.

(c) No liability under Title IV, Section 302 of ERISA or Sections 412 and 4971 of the Code has been incurred by the Company, any of its Subsidiaries or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to the Company, any of its Subsidiaries or any ERISA Affiliate of incurring any such liability, other than liability for premiums due the Pension Benefit Guaranty Corporation (which premiums have been paid when due).

(d) None of the Plans are subject to Section 412 of the Code or Title IV of ERISA.

(e) None of the Plans are a “multiemployer pension plan,” as defined in Section 3(37) of ERISA, or a plan described in Section 4063(a) of ERISA.

(f) To the Knowledge of the Company, each Plan has been operated and administered in all material respects in accordance with its terms and applicable law, including but not limited to ERISA and the Code, except for instances, individually or in the aggregate, which have not or would not reasonably be expected to have a Material Adverse Effect on the Company.

(g) To the Knowledge of the Company, with respect to each of the Plans that is intended to be “qualified” within the meaning of Section 401(a) of the Code, nothing has occurred that would reasonably be expected to result in any of these Plans ceasing to be so qualified and the trusts maintained thereunder to be exempt from taxation under Section 501(a) of the Code.

(h) Except as set forth in Section 3.11(h) of the Company Disclosure Schedule, no Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company or any of its Subsidiaries for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable law, (ii) death benefits under any Pension Plan, or (iii) benefits the full cost of which is borne by the current or former employee (or his beneficiary).

(i) Except as set forth in Section 3.11(i) of the Company Disclosure Schedule, neither the negotiation or execution of this Agreement, nor the consummation of the transactions contemplated by this Agreement will, either alone or in combination with another event, (i) entitle any current or former employee or officer of the Company or any of its Subsidiaries or any ERISA Affiliate to severance pay, unemployment compensation or any other payment or additional rights, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer.

(j) There are no pending or, to the Knowledge of the Company, threatened or anticipated claims by or on behalf of any Plan, by any employee or beneficiary covered under any such Plan, or otherwise involving any such Plan (other than routine claims for benefits or claims which, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect on the Company).

3.12 Company Information. The information relating to the Company or any of its Subsidiaries that is provided to the Buyer by the Company or its representatives for inclusion in any document filed with any Governmental Entity in connection herewith or for inclusion or incorporation by reference in any document provided to an investor or potential investor in connection with the financing required to consummate the transactions contemplated hereby will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

3.13 Compliance with Applicable Law.

The Company and each of its Subsidiaries:

(a) to the Knowledge of the Company are, and have been, in compliance, in the conduct of its business, with all Laws applicable thereto or to the employees conducting such businesses, including the Bank Secrecy Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “USA Patriot Act”), the trade sanctions administered and enforced by the Department of Treasury’s Office of Foreign Assets Controls, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, all other applicable fair lending laws and other laws relating to discrimination, except for such noncompliance which would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on the Company. The Company and the Bank each have a Community Reinvestment Act rating of “satisfactory or better”;

(b) to the Knowledge of the Company, have all material permits, licenses, franchises, certificates, orders, and approvals of, and have made all filings, applications, and registrations with, Governmental Entities that are required in order to permit the Company and its Subsidiaries to carry on their business as currently conducted; and

(c) except as set forth in Section 3.13(c) of the Company Disclosure Schedule, have received no notification or communication from any Governmental Entity (i) asserting that either the Company or any of its Subsidiaries is not in compliance with any Law, (ii) threatening to revoke any permit, license, franchise, certificate of authority or other governmental authorization, or (iii) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, FDIC deposit insurance.

3.14 Certain Contracts.

(a) Except as set forth in Section 3.14(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral):

(i) with respect to the employment or retention of any director, officer, employee or consultant;

(ii) which, upon the consummation of the transactions contemplated by this Agreement, will (either alone or upon the occurrence of any additional acts or events) result in any payment or benefits (whether of severance pay or otherwise) becoming due, or the acceleration or vesting of any rights to any payment or benefits, from the Buyer, the Company, the Bank, the Surviving Corporation or any of their respective Subsidiaries to any officer, director, consultant or employee thereof;

(iii) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed in whole or in part after the date of this Agreement;

(iv) which is a consulting agreement (including data processing, software programming and licensing contracts) not terminable on 90 days or less notice involving the payment of more than $25,000 per annum, in the case of any such agreement with an individual, or $50,000 per annum, in the case of any other such agreement;

(v) which materially restricts the conduct of any line of business by the Company or any of its Subsidiaries;

(vi) (including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(vii) which relates to indebtedness owed by the Company or any of its Subsidiaries, or the guarantee thereof (other than contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements and trade payables incurred in the ordinary course of business consistent with past practice);

(viii) involving intellectual property or relating to the provision of data processing, network communication or other technical services to or by the Company or any of its Subsidiaries, other than agreements entered into in the ordinary course of business;

(ix) with respect to any mortgage, pledge, indenture or security agreement or similar arrangement constituting an Encumbrance upon the assets or properties of the Company or any of its Subsidiaries;

(x) for the sale or purchase of personal property having a value individually, with respect to all sales or purchases thereunder, in excess of $25,000, other than in the ordinary course of business; or

(xi) for the sale or purchase of fixed assets or real estate having a value individually, with respect to all sales or purchases thereunder, in excess of $25,000.

Each contract, arrangement, commitment or understanding of the type described in this Section 3.14(a), whether or not set forth in Section 3.14(a) of the Company Disclosure Schedule, is referred to herein as a “Company Contract”. The Company has previously made available to the Buyer true, complete and correct copies of each Company Contract.

(b) Except as set forth in Section 3.14(b) of the Company Disclosure Schedule, (i) each Company Contract is valid and binding, in full force and effect and enforceable in accordance with its respective terms, subject to general principles of equity and to bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally, (ii) the Company or its Subsidiary has performed in all material respects all obligations required to be performed by them to date under each Company Contract and (iii) no event or condition exists or has occurred which violates, conflicts with, results in a breach of any provision of or the loss of any benefit under, constitutes a default (or an event which, with notice or lapse of time, or both, would constitute a default) on the part of any party under, results in the termination of or a right of termination or cancellation on the part of any party under, accelerates the performance required on the part of any party by, or results in the creation of any Encumbrance (other than Permitted Liens) upon any of the assets of the Company or any of its Subsidiaries under any of the terms, conditions or provisions of any Company Contract, except, in each case, where such failure to be valid and binding or in full force and effect, failure to be enforceable, failure to perform or such violation, conflict, breach or default, has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

3.15 Agreements with Regulatory Agencies. Except as set forth in Section 3.15 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by any Regulatory Agency or other Governmental Entity, or is a party to any written Regulatory Agreement that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has any of the Company or any of its Subsidiaries been advised in writing by any Regulatory Agency or other Governmental Entity that it is considering issuing or requesting any Regulatory Agreement. As of the date of this Agreement, neither the Company nor any of its Subsidiaries is aware of any fact or circumstance which is reasonably likely to prevent the Buyer or any of its Subsidiaries from obtaining the governmental approvals and consents required in connection with the consummation of the transactions contemplated hereby.

3.16 Property.

(a) Each of the Company and its Subsidiaries has good and marketable title free and clear of all Encumbrances to all of the properties and assets, real and personal, tangible or intangible, which are reflected on the Company Balance Sheet or acquired after such date (collectively, the “Company Assets”), except for (i) dispositions of such properties or assets in the ordinary course of business or, after the date hereof, permitted by this Agreement, and (ii) Permitted Liens.

(b) Each of the Company and its Subsidiaries owns or leases all properties and assets, real and personal, tangible or intangible, required to conduct its business in the ordinary course, consistent with past practice.

(c) With respect to each lease pursuant to which the Company or any of its Subsidiaries, as lessee, leases real or personal property, (i) such lease is valid and binding, in full force and effect and enforceable in accordance with its respective terms subject to general principles of equity and to bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally, (ii) the Company or its Subsidiary, as applicable, has performed in all material respects all obligations required to be performed by it to date under such lease, and (iii) no event or condition exists or has occurred which violates in any material respect, conflicts with in any material respect, results in a breach in any material respect of any provision of or the loss of any material benefit under, constitutes a material default (or an event which, with notice or lapse of time, or both, would constitute a default) on the part of any party.

3.17 Environmental Matters.

(a) To the Knowledge of the Company, each of the Company and any of its Subsidiaries is and has been in compliance in all material respects with all applicable Environmental Laws.

(b) To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has received any written claim, notice of violation or citation concerning any violation or alleged violation of any applicable Environmental Law or any alleged liability involving the presence of any Hazardous Material pursuant to any Environmental Law.

(c) There are no writs, injunctions, decrees, orders or judgments outstanding, or any actions, suits, proceedings or investigations pending or, to the Knowledge of the Company, threatened in writing, before any Governmental Entity or other forum in which Company, any of its Subsidiaries, any Participation Facility or, to the Knowledge of the Company, any Loan Property, has been or, with respect to threatened proceedings, may be, named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Laws, or (ii) relating to the Release, threatened Release or exposure to any Hazardous Material whether or not occurring at or on a site owned, leased or operated by the Company or any of its Subsidiaries, any Participation Facility or any Loan Property.

(d) The following definitions apply for purposes of this Section 3.17: (i) “Loan Property” means any property in which the Company or any of its Subsidiaries holds a security interest, and, where required by the context, said term means the owner or operator of such property; and (ii) “Participation Facility” means any facility in which the Company or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such property.

3.18 Insurance. Section 3.18 of the Company Disclosure Schedule sets forth a true, complete and correct list of the names, types, insurance policy numbers, insurance carriers, principal amounts of coverage and deductible amounts for all insurance policies maintained by the Company or any of its Subsidiaries (the “Insurance Policies”). Each of the Insurance Policies is in full force and effect, all premiums with respect thereto covering all periods up to and including the date of this Agreement have been paid, such premiums covering all periods from the date hereof up to and including the Closing Date shall have been paid on or before the Closing Date, to the extent then due and payable. Each of the Insurance Policies is valid and enforceable in accordance with its respective terms, subject to general principles of equity and to bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally. Neither the Company nor any of its Subsidiaries has been refused any insurance with respect to its business, nor has any coverage been limited or terminated by any insurance carrier to which any of the foregoing has applied for such insurance or with which any of the foregoing has carried insurance during the last three (3) years.

3.19 Employee Matters. Except as set forth in Section 3.19 of the Company Disclosure Schedule, in the past three years (a) the Company and its Subsidiaries are and have been in material compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety, and wages and hours; (b) neither the Company nor any of its Subsidiaries has received written notice of any charge or complaint against the Company or any of its Subsidiaries pending before the Equal Employment Opportunity Commission, the National Labor Relations Board, or any other government agency or court or other tribunal regarding an unlawful employment practice; (c) neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement and there is no labor strike, slowdown, dispute or work stoppage actually pending or threatened against or affecting the Company or any of its Subsidiaries; (d) neither the Company nor any of its Subsidiaries has received written notice that any representation petition respecting the employees of the Company or any of its Subsidiaries has been filed with the National Labor Relations Board; and (e) there are no union claims to represent any of the Company’s or the any of its Subsidiary’s employees and to the Company’s Knowledge, there has been no labor union prior to the date hereof organizing any employees of the Company or any of its Subsidiaries into one or more collective bargaining units.

3.20 Investment Securities. Section 3.20 of the Company Disclosure Schedule sets forth (a) the book and estimated fair value as of June 30, 2006 of the investment securities, mortgage-backed securities and securities held or available for sale of the Company or any of its Subsidiaries and (b) an investment securities report as of such date which includes security descriptions, CUSIP numbers, pool face values, book values and coupon rates. None of such securities are denominated in currencies other than U.S. dollars.

3.21 Loans.

(a) Except as set forth in Section 3.21(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries, as a lender, is a party to any written or oral (i) non-U.S. dollar denominated Loan, with or to any obligor, (ii) Loan with any director or executive officer of the Company or any of its Subsidiaries, or any Person controlling, controlled by or under common control with the Company or any of its Subsidiaries, other than residential mortgage loans and consumer credit in accordance with applicable bank regulatory Laws and all applicable directives, policies or guidelines of any Governmental Entity which has bank regulatory jurisdiction over the Company or any of its Subsidiaries, or (iii) Loan which was, as of June 30, 2006 (A) more than ninety (90) days past due with respect to any scheduled payment of principal or interest, (B) classified as “Other Loans Specially Mentioned”, “Special Mention”, “Substandard”, “Doubtful”, “Loss”, “Classified”, “Criticized”, “Credit Risk Assets”, “Concerned Loans” or words of similar import by any federal or state regulator or by the Company’s internal credit review system, (C) on non-accrual status as a result of the Company ‘s loan review procedures, or (D) which is a “negotiated loan” as that term is defined in Financial Accounting Standards No. 15.

(b) Each Loan or Loan Commitment was made or acquired by the Company or any of its Subsidiaries in the ordinary course of business consistent with past practice at the time such Loan or Loan Commitment was made or acquired, as the case may be. Section 3.21(b) of the Company Disclosure Schedule contains the following true, complete and correct information (as of a date no earlier than June 30, 2006) with respect to each Loan or Loan Commitment: (i) the unpaid principal balance of each such Loan as well as the aggregate amount of each Loan Commitment, (ii) the payment status and maturity date of each such Loan, (iii) an indication whether such Loan is secured or unsecured and if secured, the priority of such security, (iv) the Company’s percentage of ownership of any such Loan or Loan Commitment (including such percentage of ownership of any participation arrangement relating to any Loan or Loan Commitment), and (v) the rate associated with each Loan and Loan Commitment. The credit files contain a true, complete and correct description of the collateral (including the Lien position of such collateral) securing each Loan or Loan Commitment.

(c) With respect to each Loan or Loan Commitment:

(i) Each Loan Document contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the practical realization (including realization by judicial foreclosure) of the benefits intended to be provided thereby, including by the security interest or Lien, if any, created and granted (or purported to be created or granted) by such Loan Document, subject to general principles of equity whether applied in a court of law or a court of equity and to bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally;

(ii) Each Loan, Loan Commitment and related Loan Document was issued, made and maintained in accordance with applicable Law and all applicable directives, policies or guidelines of any Governmental Entity which has bank regulatory jurisdiction over the Company or any of its Subsidiaries, and constitutes a valid, legal and binding obligation of the obligor thereunder, enforceable in accordance with its terms; to the Knowledge of the Company there is no valid claim against the Company or any of its Subsidiaries with respect to, or valid defense to the enforcement by the Company or any of its Subsidiaries of, such Loan or Loan Commitment, subject to general principles of equity whether applied in a court of law or a court of equity and to bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally;

(iii) To the Knowledge of the Company, all Liens in any collateral described in each Loan Commitment and Loan Document as security for each Loan and Loan Commitment constitute valid and perfected Liens in such collateral (assuming the relevant Person obligated on or in respect to such Loan or Loan Commitment, including any guarantor, hypothecator or other provider of security) has rights in the collateral as to permit attachment, subject to (x) general principles of equity whether applied in a court of law or a court of equity and to bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally and (y) federal and state laws relating to fraudulent conveyances and preferences;

(iv) None of the rights or remedies under the Loan Documents in favor of the Company or any of its Subsidiaries have been amended, modified, waived, supplemented, subordinated or otherwise altered by the Company or any of its Subsidiaries other than in good faith and in the ordinary course of business;

(v) All writings and other documents relating to any such amendment, modification, waiver, supplement, subordination or other alteration of any Loan or Loan Commitment are included among the Loan Documents; and

(vi) Section 3.21(c)(vi) of the Company Disclosure Schedule identifies all separate accounts, including, but not limited to, all lockboxes, escrow accounts (other than for loans serviced by others), cash collateral accounts, investment accounts and security deposits held or maintained by or on behalf of the Company or any of its Subsidiaries or any debtor in connection with any Loan or Loan Commitment.

(d) Each file of Loan Documents pertaining to each Loan and Loan Commitment includes all documents relating to each such Loan or Loan Commitment that are necessary to enforce such Loan or Loan Commitment and the collateral security therefor, if any, and any commitment fees with respect thereto, if any.

(e) Section 3.21(e) of the Company Disclosure Schedule sets forth, as of June 30, 2006, the aggregate principal balance of Loans that are (i) 1 to 14 days past due, (ii) 15 to 29 days past due, (iii) 30 to 59 days past due, (iv) 60 to 89 days past due and (iv) more than 89 days past due.

3.22 Intellectual Property. The Company owns or possesses valid and binding licenses and other rights to use without payment the patents, copyrights, trade secrets, trade names, servicemarks and trademarks listed in Section 3.22 of the Disclosure Schedule (the “Intellectual Property”) used in its business; and neither the Company nor any of its Subsidiaries has received any notice of conflict with respect thereto that asserts the right of others. The Company and its Subsidiaries have performed in all material respects all the obligations required to be performed and are not in default in any material respect under any contract, agreement, arrangement or commitment relating to the Intellectual Property.

3.23 No Other Representations. Except for the representations and warranties contained in this Article III, neither the Company nor the Bank nor any other Person or entity make any representation or warranty, express or implied, on behalf of the Company or the Bank.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF THE BUYER AND MERGER SUB

The Buyer and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

4.1 Organization.

(a) The Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of New Mexico. The Buyer is duly registered as a bank holding company under the BHC Act. The Buyer has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Buyer. The copies of the articles of incorporation, bylaws or similar governing documents of the Buyer, which have previously been made available to the Company, are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

(b) Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Colorado. Merger Sub has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Buyer. The copies of the articles of incorporation, bylaws or similar governing documents of Merger Sub, which have previously been made available to the Company, are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

(c) Neither the Buyer nor any of its Subsidiaries is in violation of any provision of its respective articles of incorporation, bylaws or similar governing documents.

4.2 Authority; No Violation.

(a) Each of the Buyer and Merger Sub has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of the Buyer and Merger Sub and no other corporate proceedings on the part of the Buyer and Merger Sub are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Buyer and Merger Sub and (assuming due authorization, execution and delivery by the Company and the Bank) this Agreement constitutes a valid and binding obligation of the Buyer and Merger Sub, enforceable against the Buyer and Merger Sub in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally.

(b) Neither the execution and delivery of this Agreement by the Buyer and Merger Sub, nor the consummation by the Buyer and Merger Sub of the transactions contemplated hereby, nor compliance by the Buyer and Merger Sub with any of the terms or provisions hereof, will (i) violate any provision of the articles of incorporation or bylaws of the Buyer or Merger Sub or (ii) assuming that the consents and approvals referred to in Section 4.3 are duly obtained, (A) violate any Law or Judgment applicable to the Buyer or Merger Sub or any of their respective properties or assets, or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Encumbrance upon any of the respective properties or assets of the Buyer or Merger Sub under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Buyer or Merger Sub is a party, or by which they or any of their respective properties or assets may be bound or affected, except, in the case of clause (ii)(B), for such violations, conflicts, defaults, terminations, accelerations and Encumbrances which would not have, individually or in the aggregate, a Material Adverse Effect on the Buyer.

4.3 Consents and Approvals. Except for (a) the filing of applications and notices, as applicable, with the Federal Reserve Board under the BHC Act and approval of such applications and notices, (b) the filing of applications with the Director of the Financial Institutions Division of the State of New Mexico and the State of Colorado Division of Banking and approval of such applications, (c) filings under state securities and blue sky laws, (d) the filing of the Colorado Statement of Merger with the Secretary of State of the State of Colorado pursuant to the CBCA, (e) the filing of this Agreement together with copies of the resolutions of the Company and Merger Sub approving this Agreement, a certificate of the appropriate officers of the Company that the Company’s stockholders voted to approve this Agreement in accordance with applicable Law with the Director of Financial Institutions Division pursuant to the NMBA and the Public Regulation Commission of the State of New Mexico, and (f) such filings, authorizations or approvals as may be set forth in Section 4.3 of the Buyer Disclosure Schedule, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary in connection with (i) the execution and delivery by the Buyer and Merger Sub of this Agreement and (ii) the consummation by Buyer of the Merger and the other transactions contemplated hereby, other than consents, approvals, filings or registrations which have been obtained or made or which, if not obtained or made, would not have, individually or in the aggregate, a Material Adverse Effect on the Buyer.

4.4 Broker’s Fees. Neither the Buyer nor any of its Subsidiaries nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, except for the underwriting and similar fees in connection with financings and except that the Buyer has engaged, and will pay a fee to, Keefe, Bruyette & Woods, Inc. in accordance with the terms of the agreement dated October 3, 2006 between the Buyer and Keefe, Bruyette & Woods, Inc.

4.5 Agreements with Regulatory Agencies; Approvals. Except as set forth in Section 4.5 of the Buyer Disclosure Schedule, neither the Buyer nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by any Regulatory Agency or other Government Entity, or is a party to any written Regulatory Agreement that restricts the conduct of its business or relates to its capital adequacy, its credit policies, its management or its business, nor has the Buyer or any of its Subsidiaries been advised by any Regulatory Agency or other Government Entity that it is considering issuing or requesting any Regulatory Agreement. As of the date of this Agreement, the Buyer is not aware of any fact or circumstance which is reasonably likely to prevent it or any of its Subsidiaries from obtaining the governmental approvals and consents required in connection with the consummation of the transactions contemplated hereby.

4.6 Buyer Information. The information relating to the Buyer and any of its Subsidiaries that is provided to the Company by the Buyer for inclusion in the Company’s proxy statement for the Special Meeting will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

4.7 Legal Proceedings.

(a) Neither the Buyer nor any of its Subsidiaries is a party to any, and there are no pending or, to the Knowledge of the Buyer, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against the Buyer or any of its Subsidiaries which would prevent the Buyer from obtaining the financing necessary to pay the Merger Consideration or carrying out its other obligations under this Agreement.

(b) There is no Judgment or regulatory restriction imposed upon the Buyer which would prevent the Buyer from obtaining the financing necessary to pay the Merger Consideration or carrying out its other obligations under this Agreement.

4.8 No Other Representations. Except for the representations and warranties contained in this Article IV, neither the Buyer or Merger Sub nor any other Person or entity makes any representation or warranty, express or implied, on behalf of the Buyer, Merger Sub or any of their Affiliates.

ARTICLE V

ADDITIONAL COVENANTS

5.1 Covenants Relating to the Company.

(a) The Company shall, and cause each of its Subsidiaries to, during the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or with the prior written consent of the Buyer, (i) carry on its business in the ordinary course consistent with past practice and (ii) use reasonable best efforts to make available to the Buyer and Merger Sub the services of the officers and employees of the Company and its Subsidiaries, to preserve (and to cause the Company or any of its Subsidiaries to preserve) the good will and relationships with customers, suppliers and others having business dealings with the Company or any of its Subsidiaries, to maintain (and to cause the Company or any of its Subsidiaries to maintain) the Company’s assets that constitute tangible personal property in normal operating condition and repair in accordance with past practice (ordinary wear and tear excepted), to maintain (and to cause the Company or any of its Subsidiaries to maintain) the books and records of the Company and its Subsidiaries in the regular manner, to cause the Company or any of its Subsidiaries to perform in all material respects all of its obligations under the Company Contracts, and to cause the Company and any of its Subsidiaries to comply in all material respects with all applicable Laws and all applicable directives, policies or guidelines of any Governmental Entity which has regulatory jurisdiction over the Company or any of its Subsidiaries.

(b) Without limiting the generality of clause (a) or as otherwise contemplated by this Agreement or consented to in writing by the Buyer, neither the Company nor any of its Subsidiaries shall permit the Company or any of its Subsidiaries to:

(i) with respect to the Company and any non-wholly owned Subsidiary of the Company, declare or pay any dividends on, or make other distributions in respect of, any shares of its capital stock, except for regular quarterly dividends on the Non-Voting 2000 Preferred Stock and dividends relating to the trust preferred securities issued by Front Range Capital Trust II;

(ii) (A) repurchase, redeem or otherwise acquire any shares of the capital stock of the Company, or any securities convertible into or exercisable for any shares of the capital stock of the Company, (B) split, combine or reclassify any shares of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (C) create, allot, issue, deliver or sell, or authorize or propose the creation, allotment, issuance, delivery or sale of, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire or right to subscribe in respect of any such shares, or enter into any agreement with respect to any of the foregoing;

(iii) file any application to relocate or terminate the operations of any branch or banking office of it, except as described in Section 5.1(b) of the Company Disclosure Schedule;

(iv) except as described in Section 5.1(b) of the Company Disclosure Schedule, make any equity investment or commitment to make such an investment in real estate or in any real estate development project, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings in the ordinary course of business consistent with prudent banking practices;

(v) restructure or materially change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

(vi) make or purchase, or commit to make or purchase, any loan or loans, or extend any line of credit, to any borrower and its affiliates in an aggregate principal amount greater than $250,000 or in an amount which, when aggregated with any existing indebtedness to the Bank and lines of credit from the Bank of such borrower and its affiliates, would exceed $250,000; provided, however, that if at any time from the date of this Agreement to the Closing Date, the Bank desires to make or purchase, or commit to make or purchase, any such loan, or extend any such line of credit, the Bank shall furnish to the Buyer, promptly upon its substantial completion, the information package prepared by the Bank’s loan committee with respect to such proposed loan requests and any other information that the Buyer may reasonably request (collectively, the “Loan Request Documents”), and unless, within 48 hours of receiving the Loan Request Documents, the Buyer notifies the Bank (whether telephonically or in writing) that the Buyer objects to the making of such loan or the extension of such credit, the Buyer shall be deemed to have consented to such loan or extension of credit;

(vii) amend its respective articles of incorporation, bylaws or other similar governing documents or adopt resolutions inconsistent therewith;

(viii) except as described in Section 5.1(b) of the Company Disclosure Schedule, make any capital expenditures in excess of (A) $25,000 per project or related series of projects or (B) $250,000 in the aggregate, other than expenditures necessary to maintain existing assets in good repair;

(ix) enter into any new line of business;

(x) acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof ;

(xi) change any of the accounting methods used by it unless required by GAAP;

(xii) make, revoke, change, or amend any election relating to Taxes, enter into any closing agreement relating to Taxes, settle or compromise any claim or assessment relating to Taxes, agree to any adjustment of any Tax attribute, file any claim for a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment or amend any Tax Returns (other than income Tax Returns);

(xiii) except as described in Section 5.1(b) of the Company Disclosure Schedule, (A) adopt, amend or terminate (other than terminations required by the express terms thereof) any employee benefit plan or any agreement, arrangement, plan or policy between the Company or any of its Subsidiaries and one or more of its current or former directors, officers or employees, or (B) other than normal wage or salary increases in the ordinary course of business consistent with past practice, increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit except as required by any plan or agreement as in effect as of the date hereof (including the granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares);

(xiv) sell, lease, encumber, assign or otherwise dispose of, or agree to sell, lease, encumber, assign or otherwise dispose of, any of its assets, properties or other rights or agreements; provided, however, that the Company shall have the right to market, negotiate and complete the sale of Heritage Place (including all assets, liabilities and properties relating thereto and obligations and liabilities in connection therewith), pursuant to agreements with customary terms and conditions (including representations, warranties, covenants, obligations, agreements and indemnification); and provided further, however, that if Heritage Place is not sold prior to the Closing Date, the Company will write down such property on the Company accounting books and records prior to the Closing Date to a net book value of $7,000,000;

(xv) incur any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, except for advances from a Federal Home Loan Bank or other correspondent bank made in the ordinary course of business consistent with past practices;

(xvi) create, renew, amend or terminate or give notice of a proposed renewal, amendment or termination of, any Company Contract with a value greater than $25,000, agreement or lease for goods, services or office space to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or their properties are bound, other than the renewal in the ordinary course of business of any lease the term of which expires prior to the Closing Date;

(xvii) take any action intended or reasonably likely to result in (A) individually or in the aggregate, a Material Adverse Effect on the Company or the Buyer, (B) any of the representations and warranties of the Company set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Closing Date, (C) any of the conditions to the Merger set forth in Article VII not being satisfied in a timely manner or (D) a material violation of any provision of this Agreement, except, in each case, as required by applicable Law;

(xviii) settle any claim, action or proceeding against the Company or the Bank in an amount in any one case in excess of $50,000 or $250,000 in the aggregate; or

(xix) agree to do any of the foregoing.

5.2 Loan, Accrual and Reserve Policies. Notwithstanding that the Buyer believes that the Company and its Subsidiaries have established all reserves and taken all provisions for possible loan losses required by GAAP and applicable Laws, the Company recognizes that the Buyer may have adopted different loan, accrual and reserve policies (including loan classifications and levels of reserves for possible loan losses). From and after the date of this Agreement to the Closing the Company shall continue to make periodic provisions (but in no event less than monthly) for reserves for possible loan losses in accordance with the Company’s reserve methodology (but in no event shall such provisions be less than the net charge-offs during such period). In addition, at or prior to Closing, the Company shall have a minimum of $4,200,000 in reserves on its books and records for possible loan losses.

5.3 Buyer Forbearance. Except as expressly contemplated or permitted by this Agreement, or as required by applicable Law or any applicable directive, policy or guideline of any Governmental Entity which has bank regulatory jurisdiction over the Buyer during the period from the date of this Agreement to the Closing Date, the Buyer shall not, and shall not permit any of its Subsidiaries to take any action that is intended or may reasonably be expected to result in any of its representations or warranties herein being or becoming untrue in any material respect at any time prior to the Closing, in any of the conditions to the Merger set forth in Article VII not being satisfied or in a material violation of any provision of this Agreement.

5.4 Confidentiality.

(a) Until the Merger is consummated, the Buyer shall not, without the prior written consent of the Company, disclose to third parties, and shall use care to assure that its Subsidiaries, affiliates, directors, officers, employees and advisers do not disclose to third parties, any confidential information concerning the Company or its Subsidiaries, which shall include all information received from the Company in the course of discussing, investigating, negotiating and performing the transactions contemplated by this Agreement, whether such information has been obtained before or after the date of execution of this Agreement. The term “confidential information” does not include information which (A) is known to the Buyer or its directors, officers, employees or advisers, from a source not Known to the Buyer to be under a duty of confidentiality to the Company prior to its disclosure by the Company; (B) is or becomes publicly known or available; (C) is independently developed or discovered by the Buyer or its directors, officers, employees or advisers outside of the discussions, investigations, negotiations and performance contemplated by this Agreement, (D) is used in connection with obtaining financing, or (E) is required to be disclosed by Law.

(b) In the event that the Merger is not consummated, or this Agreement is otherwise terminated, the Buyer shall promptly return to the Company all such confidential information (and all copies thereof), without retaining any copies, or to the extent agreed by the Company, shall destroy information and documents not to be returned, including all electronic images, and confirm such destruction in writing to the Company; and thereafter all such information shall continue not to be disclosed by the Buyer and its Subsidiaries, affiliates, directors, officers, employees or advisors to third parties without the Company’s written consent.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Regulatory Matters.

(a) The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file, at the Buyer’s expense, all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the Merger and the other transactions contemplated by this Agreement. The Company and the Buyer shall have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to applicable Laws relating to the exchange of information, all the information relating to the Company, on the one hand, or the Buyer, on the other hand, and any of their respective Affiliates, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other promptly apprised of the status of matters relating to completion of the transactions contemplated herein.

(b) The Buyer and the Company shall, upon request, promptly furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of the Buyer, the Company or any of their respective Affiliates to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

(c) The Buyer and the Company shall promptly furnish each other with copies of written communications received by the Buyer or the Company, as the case may be, or any of their respective Subsidiaries or Affiliates from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated hereby.

6.2 Access to Information.

(a) Upon reasonable notice and subject to applicable Laws relating to the exchange of information, the Company shall afford to the officers, employees, accountants, counsel and other Representatives of the Buyer, access, during normal business hours during the period prior to the Closing, to all of the Company’s and its Subsidiary’s properties, books, contracts, commitments, records, Tax Records, officers, employees, accountants, counsel and other Representatives in a manner not unreasonably disruptive to the business of the Company, and, during such period, the Company shall make available to the Buyer and Merger Sub all information concerning the Company’s or its Subsidiary’s business, properties and Personnel as the Buyer and Merger Sub may reasonably request. The Company shall not be required to provide access to or to disclose information where such access or disclosure would violate the rights of its customers, jeopardize any attorney-client or work product privilege or contravene any Law, rule, regulation, Judgment or fiduciary duty existing prior to the date of this Agreement or binding agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) No investigation by any of the parties or their respective Representatives shall affect the representations, warranties, covenants or agreements of the other set forth herein.

(c) The Buyer and the Company shall cooperate in connection with communicating with the Company’s employees regarding transitional issues.

6.3 Financing; Cooperation; Legal Conditions to the Merger.

(a) Each of the Buyer, on the one hand, and the Company, on the other hand, shall, and shall cause its Affiliates to, use their reasonable best efforts (i) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party or its Affiliates with respect to the Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement and (ii) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party which is required to be obtained by the Company, the Buyer, the Bank or any of their respective Affiliates in connection with the Merger and the other transactions contemplated by this Agreement, and to comply with the terms and conditions of such consent, authorization, order or approval; provided, however, that neither the Buyer or Merger Sub, on the one hand, nor the Company or the Bank, on the other hand, shall be obligated to pay any consideration therefore to the third party from whom any such consent, authorization or approval is requested (other than filing fees and other similar fees payable to a Governmental Entity).

(b) The Buyer and Merger Sub shall use reasonable best efforts to timely obtain the financing necessary to consummate the transactions contemplated hereby. The Buyer shall provide the Company and its legal counsel with a reasonable opportunity to review and comment on that portion of any registration statement or other document to be provided by the Buyer to an investor or potential investor in connection with the financing required to consummate the transactions contemplated hereby which describes the Company or this Agreement and the transactions contemplated hereby.

(c) Each of the Company and its Subsidiaries shall, and shall cause its Affiliates to, cooperate with the Buyer and Merger Sub in respect of any proposed offering by private placement, registered offering or otherwise, of securities (whether debt or equity) (the “Securities”), the proceeds of which are to be used to finance the transactions contemplated hereby and the payment of all related fees, costs and expenses. Without limiting the generality of the foregoing, each of the Company and its Subsidiaries will cause (i) management of the Company and its Subsidiaries to cooperate in the preparation of offering documents with respect to the sale of any Securities and to provide the Buyer and its Representatives with all information (including additional financial information) concerning the Company or any of its Subsidiaries and its activities as may, in the Buyer’s judgment, be reasonably necessary or advisable in connection with the offering and sale of the Securities by the Buyer or any of its Subsidiaries and (ii) Fortner, Bayens, Levkulich and Co., P.C. (and, if necessary, any other independent certified public accountants of the Company or any of its Subsidiaries) to provide any (A) consents required in connection with such offering documents and (B) “cold comfort” letters and updates thereof in form and substance reasonably satisfactory to the managing underwriter or underwriters of such proposed offering, addressed to each of the underwriters, such letters to be in customary form and covering such matters of the type customarily covered in “cold comfort” letters in connection with underwritten offering of securities similar to the Securities.

6.4 Third Party Proposals.

(a) The Company agrees that, except as expressly contemplated by this Agreement, neither it nor any of its Subsidiaries shall, and the Company shall, and shall cause its Subsidiaries and affiliates (as such term in used in Rule 12b-2 under the Exchange Act) to, cause their respective officers, directors, investment bankers, attorneys, accountants, financial advisors, agents and other representatives not to, (i) directly or indirectly initiate, solicit, knowingly encourage or facilitate (including by way of furnishing information) any inquiries or the making or submission of any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (ii) participate or engage in discussions or negotiations with, or disclose any non-public information or data relating to the Company or any of its Subsidiaries or afford access to the properties, books or records of the Company or any of its Subsidiaries to any Person

that has made an Acquisition Proposal or to any Person in contemplation of an Acquisition Proposal, or (iii) accept an Acquisition Proposal or enter into any agreement, including any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement, arrangement or understanding, (A) constituting or related to, or that is intended to or could reasonably be expected to lead to, any Acquisition Proposal (other than an Acceptable Confidentiality Agreement permitted pursuant to this Section 6.4) or (B) requiring, intended to cause, or which could reasonably be expected to cause the Company to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement (each an “Acquisition Agreement”). Any violation of the foregoing restrictions by any of the Company’s Subsidiaries or by any representatives of the Company or any of its Subsidiaries, whether or not such representative is so authorized and whether or not such representative is purporting to act on behalf of the Company or any of its Subsidiaries or otherwise, shall be deemed to be a breach of this Agreement by the Company. Notwithstanding anything to the contrary in this Agreement, prior to the Special Meeting the Company and its Board of Directors may take any actions described in clause (ii) of this Section 6.4(a) with respect to a third party if at any time prior to the Special Meeting (x) the Company receives a written Acquisition Proposal from such third party (and such Acquisition Proposal was not initiated, solicited, knowingly encouraged or facilitated by the Company or any of its Subsidiaries or any of their respective officers, directors, investment bankers, attorneys, accountants, financial advisors, agents or other representatives) and (y) such proposal constitutes a Superior Proposal, provided that the Company shall not deliver any information to such third party without entering into an Acceptable Confidentiality Agreement. Nothing contained in this Section 6.4 shall prohibit the Company or its Board of Directors from taking and disclosing to the Company’s stockholders a position with respect to an Acquisition Proposal to the extent required by applicable Law.

(b) Neither (i) the Company’s Board of Directors nor any committee thereof shall directly or indirectly (A) withdraw (or amend or modify in a manner adverse to the Buyer), or publicly propose to withdraw (or amend or modify in a manner adverse to the Buyer), the approval, recommendation or declaration of advisability by the Company’s Board of Directors or any such committee thereof of this Agreement, the Merger or the other transactions contemplated by this Agreement or (B) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Acquisition Proposal (any action described in this clause (i) being referred to as a “Company Adverse Recommendation Change”) nor (ii) shall the Company or any of its Subsidiaries execute or enter into an Acquisition Agreement. Notwithstanding the foregoing, at any time prior to the Special Meeting, and subject to the Company’s compliance at all times with the provisions of this Section 6.4, in response to a Superior Proposal, the Company Board may make a Company Adverse Recommendation Change;

provided, however, that the Company shall not be entitled to exercise its right to make a Company Adverse Recommendation Change in response to a Superior Proposal (X) until three Business Days after the Company provides written notice to the Buyer (a “Company Notice”) advising the Buyer that the Company’s Board of Directors or a committee thereof has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal, and identifying the Person or group making such Superior Proposal and (Y) if during such three Business Day period, the Buyer proposes any alternative transaction (including any modifications to the terms of this Agreement), unless the Company’s Board of Directors determines in good faith (after consultation with its financial advisors and outside legal counsel, and taking into account all financial, legal, and regulatory terms and conditions of such alternative transaction proposal) that such alternative transaction proposal is not at least as favorable to the Company and its stockholders from a financial point of view as the Superior Proposal (it being understood that any change in the financial or other material terms of a Superior Proposal shall require a new Company Notice and a new three Business Day period under this Section 6.4(b)).

(c) In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 6.4, as promptly as practicable after receipt thereof, the Company shall advise the Buyer in writing of any request for information or any Acquisition Proposal received from any Person, or any inquiry, discussions or negotiations with respect to any Acquisition Proposal, and the terms and conditions of such request, Acquisition Proposal, inquiry, discussions or negotiations, and the Company shall promptly provide to the Buyer copies of any written materials received by the Company in connection with any of the foregoing, and the identity of the Person or group making any such request, Acquisition Proposal or inquiry or with whom any discussions or negotiations are taking place. The Company agrees that it shall simultaneously provide to the Buyer any non-public information concerning the Company or its Subsidiaries provided to any other Person or group in connection with any Acquisition Proposal which was not previously provided to the Buyer. The Company shall keep the Buyer fully informed of the status of any Acquisition Proposals (including the identity of the parties and price involved and any changes to any material terms and conditions thereof). The Company agrees not to release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which it is a party.

(d) Immediately after the execution and delivery of this Agreement, the Company will, and will cause its Subsidiaries and their respective officers, directors, employees, investment bankers, attorneys, accountants and other agents to, cease and terminate any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any possible Acquisition Proposal. The Company agrees that it shall (i) take the necessary steps to promptly inform its officers, directors, investments bankers, attorneys, accountants, financial advisors, agents or other representatives involved in the transactions contemplated by this Agreement of the obligations undertaken in this Section 6.4 and (ii) request each Person who has heretofore executed a confidentiality agreement in connection with such Person’s consideration of acquiring the Company or any portion thereof to return or destroy (which destruction shall be certified in writing by an executive officer of such Person) all confidential information heretofore furnished to such Person by or on the Company’s behalf.

(e) For purposes of Sections 6.4 and 8.1(g):

“Acceptable Confidentiality Agreement” shall mean an agreement that imposes customary obligations and restrictions on the counterparty thereto with respect to confidentiality of written, oral or electronically transmitted or stored information.

“Acquisition Proposal” shall mean any bona fide proposal, whether or not in writing, for the (i) direct or indirect acquisition or purchase of a business or assets that constitutes 10% or more of the net revenues, net income or the assets (based on the fair market value thereof) of the Company and its Subsidiaries, taken as a whole, (ii) direct or indirect acquisition or purchase of 10% or more of any class of equity securities or capital stock of the Company or any of its Subsidiaries whose business constitutes 10% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, or (iii) merger, consolidation, restructuring, transfer of assets or other business combination, sale of shares of capital stock, tender offer, exchange offer, recapitalization, stock repurchase program or other similar transaction that if consummated would result in any Person or Persons beneficially owning 10% or more of any class of equity securities of the Company or any of its Subsidiaries whose business constitutes 10% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, other than the transactions contemplated by this Agreement.

The term “Superior Proposal” shall mean any bona fide written Acquisition Proposal made by a third party to acquire (which term shall include a parent to parent merger or other business combination with a similar result), directly or indirectly, pursuant to a tender offer, exchange offer, merger, share exchange, consolidation or other business combination, (A) all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, or (B) all of the equity securities of the Company, in each case on terms which the Company’s Board of Directors determines in good faith (after consultation with its financial advisors and outside legal counsel, and taking into account all financial, legal and regulatory terms and conditions of the Acquisition

Proposal and this Agreement, including any alternative transaction (including any modifications to the terms of this Agreement) proposed by the Buyer in response to such Superior Proposal, including any conditions to and expected timing of consummation, and any risks of non-consummation, of such Acquisition Proposal) to be superior to the Company and its stockholders (in their capacity as stockholders) from a financial point of view as compared to the transactions contemplated hereby and to any alternative transaction (including any modifications to the terms of this Agreement) proposed by the Buyer hereto pursuant to this Section 6.4.

6.5 Stockholder Meeting. The Company shall take all steps necessary to duly call, give notice of, convene and hold a meeting of its stockholders to be held as soon as is reasonably practicable for the purpose of voting upon the approval of this Agreement and the consummation of the transactions contemplated hereby (“Special Meeting”). The Company will, through its Board of Directors, except as provided in Section 6.4(b), recommend to its stockholders approval of this Agreement and the transactions contemplated hereby and such other matters as may be submitted to its stockholders in connection with this Agreement.

6.6 Further Assurances. Each party to this Agreement shall execute such documents and other papers and perform such further acts as may be reasonably required to carry out the provisions hereof and the transactions contemplated hereby.

6.7 Notification of Certain Matters. Each of the Buyer, Merger Sub, the Company and the Bank shall give prompt written notice to the other of any fact, event or circumstance known to it that would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained in this Agreement. In addition, the Company shall give prompt written notice to the Buyer of any fact, event or circumstance Known to the Company that is reasonably likely, individually or in the aggregate, to result in any Material Adverse Effect on the Company. The Buyer shall give prompt written notice to the Company of any fact, event or circumstance Known to the Buyer that is reasonably likely, individually or in the aggregate, to result in any Material Adverse Effect on the Buyer.

6.8 Employees.

(a) Each Person who is an employee of the Company or any of its Subsidiaries immediately preceding the Closing Date (including employees on short-term leave but excluding employees on long-term disability) shall continue as an employee of the Buyer, Surviving Corporation or one of their Subsidiaries after the Closing Date, at the discretion of the Buyer. Following the Effective Time, the Buyer shall provide each employee of the Bank who continues employment with the Buyer, the

Surviving Corporation or one of their Subsidiaries after the Closing (“Transferred Employee”) with compensation and with participation in the employee benefit plans, programs and arrangements of the Buyer (the “Buyer Plans”), on substantially the same terms as such compensation, plans and benefits are offered to similarly situated employees of the Buyer and shall use reasonable best efforts to facilitate the coverage of Transferred Employees in the Buyer Plans; provided, however, that the Buyer shall not be obligated to provide any such Transferred Employee with coverage under any “bank-owned” life insurance policy maintained by the Buyer.

(b) Nothing in this Agreement shall be construed as requiring the Buyer or any of its Subsidiaries to employ any Transferred Employee for any length of time following the Effective Time. Nothing in this Agreement, express or implied, shall be construed to prevent the Buyer or its Subsidiaries from (i) terminating, or modifying the terms of employment of, any Transferred Employee following the Effective Time or (ii) terminating or modifying to any extent in accordance with its terms any Buyer Plan or any other employee benefit plan, program, agreement or arrangement that the Buyer or its Subsidiaries may establish or maintain.

(c) The Buyer will, and will cause the Surviving Corporation or one of its Subsidiaries to, give Transferred Employees full credit for purposes of eligibility, vesting, and determination of the level of benefits under any employee benefit plans or arrangements maintained by the Buyer or the Surviving Corporation or one of its Subsidiaries (and for purposes of benefit accruals, service credit will be given to the extent there is no duplication of benefits) in which such Transferred Employees are eligible to participate for such Transferred Employees’ service with the Company or its Subsidiaries to the same extent recognized by the Company or its Subsidiaries immediately prior to the Closing Date. Without limiting the generality of the foregoing, the Buyer will, or will cause the Surviving Corporation or one of its Subsidiaries to recognize such Transferred Employees’ service with the Company or its Subsidiaries for purposes of participation in any retirement, disability, medical insurance, tuition reimbursement, vacation pay accrual and sick leave plans, policies, programs or arrangements (and for purposes of benefit accruals, service credit will be given to the extent there is no duplication of benefits).

(d) The Buyer will, and will cause the Surviving Corporation or one of its Subsidiaries to, assume all bonus and vacation pay accruals listed in Section 6.8(d) of the Company Disclosure Schedule through the Effective Time for each Transferred Employee.

(e) The Buyer will, and will cause the Surviving Corporation or one of Buyer’s Subsidiaries to, assume all of the Company’s and the Bank’s obligations under the employee plans and agreements listed in Section 6.8(e) of the Company Disclosure Schedule.

6.9 [Intentionally Omitted].

6.10 Officers’ and Directors’ Insurance and Indemnification.

(a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including any such claim, action, suit, proceeding or investigation in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of the Company or any of its Subsidiaries or who is or was serving at the request of the Company or any of its Subsidiaries as a director, officer, employee or agent of another Person (the “Indemnified Parties”) is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director or officer of the Company or any of its Subsidiaries or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their reasonable best efforts to defend against and respond thereto. It is understood and agreed that after the Effective Time, the Surviving Corporation and the Buyer shall indemnify and hold harmless each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney’s fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party upon receipt of any undertaking required by applicable law), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation to the fullest extent that the Company would have been permitted under the CBCA and the articles of incorporation and the bylaws of the Company in effect immediately prior to the Effective Time. The obligations of the Surviving Corporation and the Buyer under this Section 6.10(a) shall continue in full force and effect for a period of three (3) years from the Effective Time; provided, however, that all rights to indemnification in respect of any claim asserted or made within such period shall continue until the final disposition of such claim.

(b) The Surviving Corporation and the Buyer shall cause, or shall cause one of their respective Subsidiaries to cause, the persons serving as officers and directors of the Company or any of its Subsidiaries immediately prior to the Effective Time to be covered for a period of three years from the Effective Time by the directors’ and officers’ liability insurance policy maintained by the Company or one of its Subsidiaries (provided that the Surviving Corporation may substitute the Buyer’s policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous than such policy) with respect to acts or omissions occurring prior to the Effective Time which were committed by such officers and directors in their capacity as such; provided, however, that in no event shall the Surviving Corporation or the Buyer be required to expend on an annual basis more than 150% of the annual premiums currently expended by the Company or any of its Subsidiaries (the “Insurance Amount”) to maintain or procure insurance coverage, and further provided that if the Surviving Corporation, the Buyer or one of their respective Subsidiaries is unable to maintain or obtain the insurance called for by this Section 6.10(b), the Surviving Corporation, the Buyer or one of their respective Subsidiaries shall obtain as much comparable insurance as is available for the Insurance Amount.

(c) In the event the Buyer, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person entity, then, and in each such case, to the extent necessary, proper provisions shall be made so that the successors or assigns of the Surviving Corporation or the Buyer, as applicable, assume the obligations set forth in this Section 6.10.

6.11 Trust Preferred Securities. On or prior to the Effective Time, the Buyer shall take all actions and enter into all documentation necessary for the Buyer, at the Effective Time to (i) assume expressly the obligations of the Company under the Indenture dated November 8, 2005, between the Company and the Trustee which may include the execution and delivery of a supplemental indenture satisfactory in form to the Trustee and (ii) agree to perform the Company’s obligations under the Guarantee Agreement dated November 8, 2005, between the Company and the Trustee.

ARTICLE VII

CONDITIONS PRECEDENT

7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Closing of the following conditions:

(a) Regulatory Approvals. All regulatory approvals required to consummate the transactions contemplated hereby, including the Merger, the Holdco Merger and the Subsidiary Merger, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to herein as the “Requisite Regulatory Approvals”).

(b) No Injunctions or Restraints; Illegality. No Judgment or other legal restraint or prohibition (an “Injunction”) preventing the consummation of the Merger and the Subsidiary Merger shall be in effect. No Law shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Merger or the Subsidiary Merger.

(c) Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by the requisite vote of the holders of Voting Common Stock and Voting Preferred Stock under applicable Law.

7.2 Conditions to Obligations of the Buyer and Merger Sub. The obligations of the Buyer and Merger Sub to effect the Merger are also subject to the satisfaction (or waiver by the Buyer) at or prior to the Closing of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of each of the Company and the Bank set forth in Section 3.2 of this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; and (ii) the representations and warranties of each of the Company and the Bank set forth in this Agreement (other than those set forth in Section 3.2) shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, in each case, without regard to any exception or qualification in such representations and warranties relating to materiality or a Material Adverse Effect; provided, however, that notwithstanding anything in this Agreement to the contrary, the condition set forth in this Section 7.2(a)(ii) shall be deemed to have been satisfied even if such representations and warranties are not true and correct, unless the failure of any of such representations and warranties to be so true and correct would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(b) Performance of Obligations of Company and the Bank. Each of the Company and the Bank shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) Certificate. The Buyer shall have received a certificate signed on behalf of the Company by an executive officer of the Company to the effect that the conditions set forth in Sections 7.2(a) and (b) above have been satisfied.

(d) No Pending Governmental Actions. No proceeding initiated by any Governmental Entity seeking an Injunction shall be pending.

(e) Consents. The consent, approval or waiver of each Person (other than the Governmental Entities referred to in Section 3.4) whose consent to or approval of the Merger shall be required under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument shall have been obtained and shall remain in full force and effect, other than any consent, approval or waiver the failure of which to obtain or to be in full force and effect would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Without limiting the generality of the foregoing, the contract or other third party consents specified in Section 7.2(e) of the Buyer Disclosure Schedule will have been obtained.

(f) Regulatory Approvals. None of the approvals referred to in Section 7.1(a) and no Law enacted, entered, promulgated or enforced by any Governmental Entity after the date hereof shall have imposed any condition or requirement which would be reasonably likely to have or result in a material adverse effect on the economic or business benefits to the Buyer of the transactions contemplated by the Agreement.

(g) Financing. The Buyer shall have obtained all debt and equity financing required to consummate the transactions contemplated hereby and to pay all related fees, costs and expenses.

7.3 Conditions to Obligations of the Company. The obligations of the Company to effect the Merger are also subject to the satisfaction (or waiver by the Company in writing) at or prior to the Closing of the following conditions:

(a) Representations and Warranties. The representations and warranties of each of the Buyer and Merger Sub set forth in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that notwithstanding anything in this Agreement to the contrary, the condition set forth in this Section 7.3(a) shall be deemed to have been satisfied even if such representations and warranties are not true and correct, unless the failure of any of the representations and warranties to be so true and correct would have, individually or in the aggregate, a Material Adverse Effect on the Buyer.

(b) Performance of Obligations of the Buyer. Each of the Buyer and Merger Sub has performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) Certificate. The Company shall have received a certificate signed on behalf of the Buyer by an executive officer of the Buyer to the effect that the conditions set forth in Sections 7.3(a) and (b) above have been satisfied.

(d) No Pending Governmental Actions. No proceeding initiated by any Governmental Entity seeking an Injunction shall be pending.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written consent of the Buyer and the Company;

(b) by either the Buyer or the Company upon written notice to the other party (i) 60 days after the date on which any request or application for a Requisite Regulatory Approval shall have been denied by any Governmental Entity which must grant such Requisite Regulatory Approval, unless within the 60-day period following such denial or withdrawal a petition for rehearing or an amended application has been filed with the applicable Governmental Entity, provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 8.1(b)(i) if such denial shall be due to the failure of the party seeking to terminate this Agreement or an Affiliate to perform or observe the covenants and agreements of such party or Affiliate set forth herein or (ii) if any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the Merger;

(c) by either the Buyer or the Company, upon written notice to the other party, if the Merger shall not have been consummated on or before April 15, 2007, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement or an Affiliate to perform or observe the covenants and agreements of such party set forth herein;

(d) by either the Buyer or the Company, upon written notice to the other party, (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach is not cured within thirty (30) days following written notice to the party committing (or whose Affiliate is committing) such breach, or which breach, by its nature, cannot be cured prior to the Closing; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 8.1(d) unless the breach of representation or warranty, together with all other such breaches, would entitle the party receiving such representation not to consummate the transactions contemplated hereby under Section 7.2(a) (in the case of a breach of representation or warranty by the Company) or Section 7.3(a) (in the case of a breach of representation or warranty by the Buyer);

(e) by either the Buyer or the Company, upon written notice to the other party, (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which breach shall not have been cured within thirty (30) days following receipt by the party committing such breach of written notice of such breach from the other party hereto, or which breach, by its nature, cannot be cured prior to the Closing;

(f) by either the Buyer or the Company, upon written notice to the other party, if this Agreement is not approved and adopted by the requisite vote of the holders of Voting Common Stock and Voting Preferred Stock under applicable law at the Special Meeting; provided, however, that the Company shall not be entitled to terminate this Agreement pursuant to this Section 8.1(f) if it is in breach of its obligations under Sections 6.4 or 6.5 of this Agreement; or

(g) by the Buyer, upon written notice to the Company, if, prior to the Effective Time upon written notice to the Company, a Company Adverse Recommendation Change shall have occurred.

8.2 Effect of Termination. In the event of termination of this Agreement by any party as provided in Section 8.1, this Agreement shall forthwith become void and have no effect except (a) Sections 5.4, 8.2, 8.3 and 9.1 shall survive any termination of this Agreement and (b) that notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

8.3 Amendment. Subject to compliance with applicable Law, this Agreement may be amended by the parties hereto. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto; provided that after the adoption of this Agreement by the stockholders of the Company, no such amendment or waiver shall, without the further approval of such stockholders and each party’s Board of Directors, alter or change (x) the amount or kind of consideration to be received in exchange for any shares of Company Capital Stock, (y) prior to the Effective Time, any term of the articles of incorporation of the Company or (z) any of the terms or conditions of this Agreement if such alteration or change would adversely affect the holders of any shares of capital stock of the Company.

8.4 Extension; Waiver. At any time prior to the Closing, each of the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions of the other party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX

GENERAL PROVISIONS

9.1 Expenses.

(a) Except as contemplated by Sections 9.1(b), 9.1(c) and 9.1(d), all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

(b) If this Agreement is terminated by the Buyer pursuant to Section 8.1(g), then the Company shall pay to the Buyer in immediately available funds a termination fee in an amount equal to $1,440,000 (the “Termination Fee”).

(c) If (i) this Agreement is terminated by the Buyer or the Company pursuant to Sections 8.1(c) or 8.1(f) or by the Buyer pursuant to Sections 8.1(d) or 8.1(e) and (ii)(A) an Acquisition Proposal has been proposed by any Person (other than the Buyer or any of its Affiliates) or any Person has announced its intention (whether or not conditional) to make an Acquisition Proposal or such intention has otherwise become known to the Company’s directors or officers, or its stockholders generally, prior to the effective date of such termination and (B) concurrently with or within 18 months of the date of such termination a Third Party Acquisition Event occurs, then the Company shall within one Business Day of the occurrence of such a Third Party Acquisition Event (including any revisions or amendments thereto), if any, pay to the Buyer the Termination Fee.

(d) If the Buyer or the Company shall terminate this Agreement pursuant to Section 8.1(c) and, at the time of such termination, (x) the conditions set forth in Section 7.1, Section 7.2(a), Section 7.2(b), Section 7.2(d), Section 7.2(e) and Section 7.2(f) have been satisfied and (y) there shall have occurred an Unexcused Financing Failure, then the Buyer shall pay the Company in immediately available funds the

Termination Fee. Notwithstanding anything to the contrary in this Agreement, the Company’s right to receive payment of the Termination Fee pursuant to this Section 9.1(d) shall be the exclusive remedy of the Company against the Buyer or any of its stockholders, partners, members, directors, Affiliates, officers or agents for (x) the loss suffered as a result of the failure of the Merger to be consummated and (y) any other losses, damages, obligations or liabilities suffered as a result of or under this Agreement and the transactions contemplated hereby, and upon payment by the Buyer of the Termination Fee in accordance with this Section 9.1(d), none of the Buyer or any of its stockholders, partners, members, directors, officers or agents, as the case may be, shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by hereby.

(e) Notwithstanding anything to the contrary in this Agreement, the Buyer’s right to receive payment of the Termination Fee pursuant to Section 9.1(b) or 9.1(c) shall be the exclusive remedy of the Buyer against the Company or any of its subsidiaries, stockholders, directors, Affiliates, officers or agents for (x) any loss suffered as a result of the failure of the Merger to be consummated and (y) any other losses, damages, obligations or liabilities suffered as a result of or under this Agreement and the transactions contemplated hereby, and upon payment by the Company of the Termination Fee in accordance with Section 9.1(b) or 9.1(c), none of the Company or any of its Subsidiaries, stockholders, directors officers or agents, as the case may be, shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby.

(f) Any payment of the Termination Fee pursuant to this Section 9.1 shall be made within one Business Day after termination of this Agreement (or as otherwise expressly set forth in this Agreement) by wire transfer of immediately available funds. If the Company fails to pay to the Buyer the Termination Fee when due hereunder, the Company shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee and/or expense at the publicly announced prime rate for leading money center banks as published in The Wall Street Journal from the date such fee was required to be paid to the date it is paid. If the Buyer fails to pay to the Company the Termination Fee when due hereunder, the Buyer shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee and/or expense at the publicly announced prime rate for leading money center banks as published in The Wall Street Journal from the date such fee was required to be paid to the date it is paid.

9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to the Buyer, to:

First State Bancorporation

7900 Jefferson N.E.

Albuquerque, New Mexico 87109

Attention: Marshall G. Martin

                 Executive Vice President,

                 Corporate Counsel

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

1000 Louisiana, Suite 6800

Houston, Texas 77002

Attention: Frank Ed Bayouth II

and

if to the Company or the Bank, to:

Front Range Capital Corporation

390 Interlocken Crescent, Suite 600

Broomfield, Colorado 80021

Attention: William A. Mitchell, Jr. President

with a copy to:

Rothgerber Johnson & Lyons LLP

One Tabor Center, Suite 3000

1200 Seventeenth Street

Denver, Colorado 80202-5855

Attention: Karen L. Witt

9.3 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.4 Entire Agreement. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

9.5 Governing Law. This Agreement shall be governed and construed in accordance with the Laws of New Mexico, without regard to any applicable conflicts of law provisions thereof.

9.6 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

9.7 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

9.8 Publicity. Except as otherwise required by Law or the rules of the NASDAQ, so long as this Agreement is in effect, neither the Buyer nor the Company shall, nor shall either party permit any of its Affiliates or Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the other parties, which consent shall not be unreasonably withheld or delayed.

9.9 Assignment; No Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

IN WITNESS WHEREOF, the Buyer, Merger Sub, the Company and the Bank have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

FIRST STATE BANCORPORATION

By:	/s/ Michael R. Stanford
	Name:	Michael R. Stanford
	Title:	President & CEO

MSUB, INC.

By:	/s/ H. Patrick Dee
	Name:	H. Patrick Dee
	Title:	Vice President

FRONT RANGE CAPITAL CORPORATION

By:	/s/ William A. Mitchell, Jr.
	Name:	William A. Mitchell, Jr.
	Title:	President

HERITAGE BANK

By:	/s/ William A. Mitchell, Jr.
	Name:	William A. Mitchell, Jr.
	Title:	President

EXHIBIT A

FORM OF SUBSIDIARY AGREEMENT AND PLAN OF MERGER

SUBSIDIARY AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of [    ] , 2006, between First Community Bank (the “Buyer Bank”), a New Mexico state chartered bank and a wholly owned subsidiary of First State Bancorporation, a New Mexico corporation (the “Buyer”), and Heritage Bank (the “Bank”), a Colorado state chartered bank and a wholly owned subsidiary of Front Range Capital Corporation, a Colorado corporation (the “Company”). The principal banking office of the Buyer Bank is located at 7900 Jefferson N.E., Albuquerque, New Mexico. The principal banking office of the Bank is 1020 Century Drive, Louisville, CO 80027.

WHEREAS, the Boards of Directors of the Buyer, MSUB, INC. (“Merger Sub”) and the Company have approved, and deem it advisable to consummate, the business combination transaction set forth in the Agreement and Plan of Merger, dated as of October [ ] (the “Parent Merger Agreement”), by and among the Buyer, Merger Sub, the Company and the Bank, pursuant to which, among other things, Merger Sub will merge with and into the Company (the “Parent Merger”) with the Company surviving the Parent Merger;

WHEREAS, as soon as practicable after the consummation of the Parent Merger, it is anticipated that the Company will merge with and into the Buyer with the Buyer surviving the merger (the “Holdco Merger”); and

WHEREAS, not less than a majority of the entire Board of Directors of each of the Buyer Bank and the Bank has approved, and deemed it advisable to consummate, the merger of the Bank with and into the Buyer Bank (the “Subsidiary Merger”) provided for herein, in accordance with applicable law.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and in the Parent Merger Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

THE MERGER

1.1 Effective Time of the Subsidiary Merger. Subject to the provisions of this Agreement, on the Subsidiary Merger Closing Date (as defined below) the Bank and the Buyer Bank shall (i) file with the Secretary of State of the State of Colorado the statement of merger and any other appropriate documents (all of such documents the “Statement of Merger”) executed and acknowledged in accordance with the relevant provisions of the Colorado Business Corporation Act and (ii) file with the Director of Financial Institutions Division pursuant to the New Mexico Banking Act and the Public Regulation Commission of the State of New Mexico this Agreement together with copies of the resolutions of the Bank and the Buyer Bank approving this Agreement and a certificate of the appropriate officers of each of the Buyer Bank and the Bank that no shareholders of each party voted against approval of this Agreement. The Subsidiary Merger shall become effective upon the later of the date on which (i) the Statement of Merger has been duly filed with the Secretary of State of the State of Colorado and (ii) this Agreement has been filed with the Director of Financial Institutions Division and the Public Regulation Commission of the State of New Mexico, or such other time as is agreed upon by the parties and specified in the Statement of Merger, and such time is hereinafer referred to as the “Subsidiary Merger Effective Time”.

1.2 Closing. Notwithstanding anything to the contrary contained in the Parent Merger Agreement, the closing of the Subsidiary Merger will take place as soon as practicable after the Holdco Merger at such time, date and place as may be agreed to by the parties hereto (the “Subsidiary Merger Closing Date”).

1.3 Effects of the Merger. (a) At the Subsidiary Merger Effective Time, (i) the separate existence of the Bank shall cease and the Bank shall be merged with and into the Buyer Bank (the Buyer Bank is sometimes referred to herein as the “Surviving Bank”), (ii) the Articles of Incorporation of the Buyer Bank as in effect immediately prior to the Subsidiary Merger Effective Time shall be the Articles of Incorporation of the Surviving Bank until duly amended in accordance with applicable law, (iii) the name of the Surviving Bank shall be “First Community Bank” (iv) the Bylaws of the Buyer Bank as in effect immediately prior to the Subsidiary Merger Effective Time shall be the Bylaws of the Surviving Bank, (v) the offices of the Bank and Buyer Bank established and authorized immediately prior to the Subsidiary Merger Effective Time shall become established and authorized offices of the Surviving Bank and (vi) the directors and executive officers of the Buyer Bank immediately prior to the Subsidiary Merger Effective Time shall be the directors and executive officers of the Surviving Bank, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Bank until their respective successors are duly elected or appointed and qualified.

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(b) At and after the Subsidiary Merger Effective Time, the Subsidiary Merger shall have all the effects set forth in N.M. Stat. Ann. § 58-4-8 and the Surviving Bank shall be liable for all liabilities of the Bank.

ARTICLE II

CAPITAL STOCK OF THE BANK, PARENT BANK

AND THE SURVIVING BANK

2.1 Bank Capital Stock. At the Subsidiary Merger Effective Time, by virtue of the Subsidiary Merger and without any action on the part of the holder of any shares of common stock, $0.001 par value per share, of the Bank (the “Bank Common Stock”), all issued and outstanding shares of Bank Common Stock shall automatically be cancelled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor. Any shares of Bank Common Stock outstanding and held by a person who has not voted in favor of the Subsidiary Merger or consented thereto in writing and who has properly demanded appraisal for such shares shall be handled in accordance with the provisions of the Colorado Business Corporation Act.

2.2 Buyer Bank Common Stock. The shares of common stock, $100 par value per share, of the Buyer Bank issued and outstanding immediately prior to the Subsidiary Merger Effective Time shall remain outstanding and unchanged after the Subsidiary Merger.

2.3 Capital Stock of Surviving Bank. The authorized capital stock of the Surviving Bank shall be 45,000 shares of common stock, par value $100 per share, of which there will be 22,500 shares issued and outstanding, and no shares of preferred stock.

ARTICLE III

COVENANTS

3.1 Covenants of the Bank and the Buyer Bank. During the period from the date of this Agreement and continuing until the Subsidiary Merger Effective Time, each of the parties hereto agrees to observe and perform all agreements and covenants of the Buyer and the Company in the Parent Merger Agreement that pertain or are applicable to the Buyer Bank and the Bank, respectively. Each of the parties hereto agrees to use reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, subject to and in accordance with the applicable provisions of the Parent Merger Agreement.

ARTICLE IV

CONDITIONS PRECEDENT

4.1 Conditions to Each Party’s Obligation to Effect the Subsidiary Merger. The respective obligations of each party to effect the Subsidiary Merger

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shall be subject to the satisfaction prior to the Subsidiary Merger Closing Date of the following conditions:

(a) Consummation of Parent Merger and Holdco Merger. The Parent Merger and Holdco Merger shall have been consummated in accordance with the terms and conditions of the Parent Merger Agreement and the Holdco merger agreement.

(b) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Subsidiary Merger shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restricts or makes illegal the consummation of the Subsidiary Merger.

(c) Stockholder Approvals. This Agreement and the transactions contemplated hereby shall have been duly approved, ratified and confirmed by the required vote of the stockholders of each of the Buyer Bank and the Bank.

(d) Other Approvals and Notifications. All requisite regulatory approvals and notifications relating to the Subsidiary Merger, including without limitation, approval of the Board of Governors of the Federal Reserve System pursuant to the Bank Merger Act, 12 U.S.C. § 1828(c), and approvals of and filings with the New Mexico Financial Institutions Division required by Chapter 58 (Financial Institutions and Regulations), Article 4 (Merger and Consolidation of Banks) of the Annotated Statutes of New Mexico, shall have been filed and/or obtained and shall continue to be in full force and effect, and all applicable waiting periods in respect thereof shall have expired.

ARTICLE V

TERMINATION AND AMENDMENT

5.1 Termination. This Agreement shall be terminated immediately and without any further action on the part of the Buyer Bank or the Bank upon any termination of the Parent Merger Agreement. This Agreement also may be terminated at any time prior to the Subsidiary Merger Effective Time by mutual consent of the Buyer Bank and the Bank in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board.

5.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 5.1 hereof, this Agreement shall forthwith become void and there shall be no liability or obligation under this Agreement on the part of the Buyer Bank, the Bank or their respective officers, directors or affiliates.

5.3 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors. This

4

Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

ARTICLE VI

GENERAL PROVISIONS

6.1 Definitions. All capitalized terms which are used but not defined herein shall have the meanings set forth in the Parent Merger Agreement.

6.2 Nonsurvival of Agreements. None of the agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Subsidiary Merger Effective Time, except for those covenants and agreements contained herein that by their terms apply in whole or in part after the Subsidiary Merger Effective Time, and except to the extent set forth herein or in the Parent Merger Agreement.

6.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to the Buyer Bank or the Bank, respectively, at the addresses for notices to the Buyer or the Company, respectively, as set forth in the Parent Merger Agreement, with copies to the persons referred to therein.

6.4 Counterparts. This Agreement may be adopted, certified and executed in separate counterparts, each of which shall be considered one and the same agreement and shall become effective when all counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

6.5 Entire Agreement. Except as otherwise set forth in this Agreement or the Parent Merger Agreement (including the documents and the instruments referred to herein or therein), this Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

6.6 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New Mexico, without regard to any applicable conflicts of law.

6.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party.

[BALANCE OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its duly authorized officers as of the date first above written.

BUYER BANK:

FIRST COMMUNITY BANK

By:
Name:
Title:

ATTEST

Name:
Title:

BANK:

HERITAGE BANK

By:
Name:
Title:

ATTEST

Name:
Title:

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Offices of Buyer Bank

•	1418 Carlisle NE, Albuquerque, NM 87110

•	7900 Jefferson NE, Albuquerque, NM 87109*

•	3620 Juan Tabo NE, Albuquerque, NM 87111

•	111 Lomas NW, Albuquerque, NM 87102

•	5001 Montgomery NE, Albuquerque, NM 87109

•	3000 Central SE, Albuquerque, NM 87106

•	8251 Golf Course Road NW, Albuquerque, NM 87120

•	2015 Eubank NE, Albuquerque, NM 87112

•	5620 Wyoming NE, Albuquerque, NM 87109

•	19390 N. Highway 85, Belen, NM 87002

•	388 Highway 44 West, Bernalillo, NM 87004

•	2421 Main Street, Los Lunas, NM 87031

•	1401 A US Route 66 W, Moriarty, NM 87035

•	221 Highway 165, Suite F, Placitas, NM 87043

•	1781 Rio Rancho Blvd., Rio Rancho, NM 87124

•	9 West Gutierrez Street, Pojoaque, NM 87506

•	100 N. Guadalupe, Santa Fe, NM 87501

•	3787 Cerrillos Road, Santa Fe, NM 87503

•	201 Washington Avenue, Santa Fe, NM 87501

•	600 W. San Mateo, Santa Fe, NM 87502

•	120 West Plaza, Taos, NM 87571

•	1520 Paseo Del Pueblo Norte, Taos, NM 87529

•	1021 S. Santa Fe Road, Taos, NM 87571

•	220 Josephine Street, Suite 100, Cherry Creek, CO 80209

•	121 St. Tejon, Suite 110, Colorado Springs, CO 80903

•	200 W. Littleton Blvd., Littleton, CO 80120

•	600 Kimbark Street, Longmont, CO 80502

•	490 East 500 South, Salt Lake, UT 84111

•	328 W. Main Street, Los Lunas, NM 87031

•	620 W. Reinken, Belen, NM 87002

•	7600 4th Street, N.W., Albuquerque, NM 87109

•	3801 Isleta. Blvd, S.W., Albuquerque, NM 87105

•	150 State Road 344, Edgewood, NM 87015

•	1401 Route 66, Moriarty, NM 87035

•	1129 North 1st Street, Grants, NM 87020

•	101 W. Hill, Gallup 87301

•	277 East Amador, Las Cruces, NM 88001

•	3090 N. Roadrunner Parkway, Las Cruces, NM 88001

•	400 W. First, Portales, NM 88130

•	6900 South 900 East, Ste 100, Midvale, UT 84047

•	9899 West Bell Road, Sun City, Arizona 85351

•	5225 North Academy Blvd., Colorado Springs, CO 80918

•	151 S. College Ave., Ste 5, Ft. Collins, CO 80524

•	5210 Eubank NE, Albuquerque, NM 87111

i

•	7170 Montgomery Blvd NE, Albuquerque, NM 87109

•	3301 Coors Blvd NW, Albuquerque, NM 87120

•	801 Pile, Clovis, NM 88101

•	2501 N. Prince, Clovis, NM 88101

•	215 Union Blvd., Ste 150, Lakewood, CO 80228

*	signifies principal office

Offices of Bank

•	1900 Ninth Street, Boulder, CO 803022775 Pearl Street, Boulder, CO 89302

•	5720 West 120th Ave, Broomfield, CO 80020

•	811 South Public Road, Lafayette, CO 80026

•	2695 North Park Drive, Lafayette, CO 80026

•	1020 Century Drive, Louisville, CO 80027*

•	801 Main Street, Louisville, CO 80027

•	2100 N. Main Street, Longmont, CO 80501

•	25 E. Ken Pratt Blvd, CO 80503

•	Leon Wurl Parkway, Erie, CO 80516

•	8080 Weld County Road 13, Firestone, CO 80520

•	1543 Wazee Street, Denver, CO 80202

•	3850 York Street, Denver, CO 80205

*	signifies principal office

Offices of the Surviving Bank

•	1418 Carlisle NE, Albuquerque, NM 87110

•	7900 Jefferson NE, Albuquerque, NM 87109*

•	3620 Juan Tabo NE, Albuquerque, NM 87111

•	111 Lomas NW, Albuquerque, NM 87102

•	5001 Montgomery NE, Albuquerque, NM 87109

•	3000 Central SE, Albuquerque, NM 87106

•	8251 Golf Course Road NW, Albuquerque, NM 87120

•	2015 Eubank NE, Albuquerque, NM 87112

•	5620 Wyoming NE, Albuquerque, NM 87109

•	19390 N. Highway 85, Belen, NM 87002

•	388 Highway 44 West, Bernalillo, NM 87004

•	2421 Main Street, Los Lunas, NM 87031

•	1401 A US Route 66 W, Moriarty, NM 87035

•	221 Highway 165, Suite F, Placitas, NM 87043

•	1781 Rio Rancho Blvd., Rio Rancho, NM 87124

•	9 West Gutierrez Street, Pojoaque, NM 87506

•	100 N. Guadalupe, Santa Fe, NM 87501

•	3787 Cerrillos Road, Santa Fe, NM 87503

•	201 Washington Avenue, Santa Fe, NM 87501

•	600 W. San Mateo, Santa Fe, NM 87502

•	120 West Plaza, Taos, NM 87571

•	1520 Paseo Del Pueblo Norte, Taos, NM 87529

•	1021 S. Santa Fe Road, Taos, NM 87571

•	220 Josephine Street, Suite 100, Cherry Creek, CO 80209

•	121 St. Tejon, Suite 110, Colorado Springs, CO 80903

•	200 W. Littleton Blvd., Littleton, CO 80120

•	600 Kimbark Street, Longmont, CO 80502

•	490 East 500 South, Salt Lake, UT 84111

•	328 W. Main Street, Los Lunas, NM 87031

•	620 W. Reinken, Belen, NM 87002

•	7600 4th Street, N.W., Albuquerque, NM 87109

•	3801 Isleta. Blvd, S.W., Albuquerque, NM 87105

•	150 State Road 344, Edgewood, NM 87015

•	1401 Route 66, Moriarty, NM 87035

•	1129 North 1st Street, Grants, NM 87020

•	101 W. Hill, Gallup 87301

•	277 East Amador, Las Cruces, NM 88001

•	3090 N. Roadrunner Parkway, Las Cruces, NM 88001

•	400 W. First, Portales, NM 88130

•	6900 South 900 East, Ste 100, Midvale, UT 84047

•	9899 West Bell Road, Sun City, Arizona 85351

•	5225 North Academy Blvd., Colorado Springs, CO 80918

•	151 S. College Ave., Ste 5, Ft. Collins, CO 80524

•	5210 Eubank NE, Albuquerque, NM 87111

•	7170 Montgomery Blvd NE, Albuquerque, NM 87109

•	3301 Coors Blvd NW, Albuquerque, NM 87120

•	801 Pile, Clovis, NM 88101

•	2501 N. Prince, Clovis, NM 88101

•	215 Union Blvd., Ste 150, Lakewood, CO 80228

•	1900 Ninth Street, Boulder, CO 803022775 Pearl Street, Boulder, CO 89302

•	5720 West 120th Ave, Broomfield, CO 80020

•	811 South Public Road, Lafayette, CO 80026

•	2695 North Park Drive, Lafayette, CO 80026

•	1020 Century Drive, Louisville, CO 80027

•	801 Main Street, Louisville, CO 80027

•	2100 N. Main Street, Longmont, CO 80501

•	25 E. Ken Pratt Blvd, CO 80503

•	Leon Wurl Parkway, Erie, CO 80516

•	8080 Weld County Road 13, Firestone, CO 80520

•	1543 Wazee Street, Denver, CO 80202

•	3850 York Street, Denver, CO 80205

*	signifies principal office

v

Name and Residence of Each Director of the Surviving Bank

•	Michael R. Stanford, 7900 Jefferson NE, Albuquerque, NM 87109

•	H. Patrick Dee, 7900 Jefferson NE, Albuquerque, NM 87109

•	Christopher C. Spencer, 7900 Jefferson NE, Albuquerque, NM 87109

•	Marshall G. Martin, 7900 Jefferson NE, Albuquerque, NM 87109

•	Theresa A. Gabel, 8100 Lang NE, Albuquerque, NM 87109

•	James A. Warden, 7900 Jefferson NE, Albuquerque, NM 87109

•	Paul DiPaola, 111 Lomas NE, Albuquerque, NM 87102

•	V. William Dolan, 7900 Jefferson NE, Albuquerque, NM 87109

•	John Jackson, 121 St. Tejon, Ste. 110, Colorado Springs, CO 80903

•	Ron Sanchez, 3787 Cerrillos Rd, Sante Fe, NM 87503

Name and Residence of Each Officer of the Surviving Bank

•	Michael R. Stanford, 7900 Jefferson NE, Albuquerque, NM 87109

•	H. Patrick Dee, 7900 Jefferson NE, Albuquerque, NM 87109

•	Christopher C. Spencer, 7900 Jefferson NE, Albuquerque, NM 87109

•	Ron Sanchez, 3787 Cerrillos Rd, Sante Fe, NM 87503

•	James A. Warden, 7900 Jefferson NE, Albuquerque, NM 87109

•	Paul DiPaola, 111 Lomas NE, Albuquerque, NM 87102

•	V. William Dolan, 7900 Jefferson NE, Albuquerque, NM 87109

•	Marshall G. Martin, 7900 Jefferson NE, Albuquerque, NM 87109

•	Theresa A. Gabel, 8100 Lang NE, Albuquerque, NM 87109

•	John Jackson, 121 St. Tejon, Ste 110, Colorado Springs, CO 80903

EXHIBIT B

ARTICLES OF INCORPORATION (CORPORATION)

Entity name: SURVIVING CORPORATION.

Principal office street address:

Address 1:	4582 S. Ulster Street

Address 2:	Suite 650

City:	Denver

State	Colorado

Zip/Postal Code:	80237

Province:

Country:	United States

Registered Agent:

The person appointed as registered agent in the document has consented to being so appointed.

If agent is an individual:

________________________	_______________________	______________________
Last Name	First Name	Middle Name

Registered Agent street address:

(must be in Colorado)

Address 1:

Address 2:

City:	Denver

State	Colorado

Zip/Postal Code:

Duration of the entity:	☒ Perpetual	☐ through date (mm/dd/yyyy):

(Caution; Leave blank if the document does not have a delayed effective date or time. Stating a delayed effective date or time has significant legal consequences. Read instructions before entering a date or time.)

Delayed Effective date/time (mm/dd/yyyy hour:minute am/pm):	(example: 01/30/2004 04:00 am	)

Note: delayed effective date cannot be more than 90 days after today. If a date greater than 90 days is used, this document will become effective on the 90th day.

Name and address of incorporator:

Martin	Marshall	G.	________
Last Name	First Name	Middle Name	Suffix

Address 1:	7900 Jefferson NE

Address 2:	P.O. Box 3686

City:	Albuquerque

State:	New Mexico

Zip/Postal Code:	87190

Province:

Country:	United States

Do you wish to include an attachment containing additional names and addresses of incorporators?	☐ Yes	☒ No

The Number of shares of common stock that the corporation is authorized to issue:		500

Do you wish to include an attachment containing information regarding the corporation’s stock?	☒ Yes	☐ No

Do you wish to attach other statutorily required or optional information as part of the articles of incorporation?	☒ Yes	☐ No

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Name(s) and addresses(es) of individual(s) causing document to be delivered for filing:

_________________	_________________	_________________	________
Last Name	First Name	Middle Name	Suffix

Address 1:

Address 2:

City:	Denver

State:	Colorado

Zip/Postal Code:

Province:

Country:	United States

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ATTACHMENTS TO

ARTICLES OF INCORPORATION OF SURVIVING CORPORATION

The following attachments are made a part of and are incorporated by this reference in the Articles of Incorporation for SURVIVING CORPORATION. (the “Corporation”).

ARTICLE I

Directors

The number of Directors of the Corporation shall be One (1), which number may increase or decrease pursuant to the Bylaws of the Corporation. The name of the director who shall act until the first annual meeting or until his successors are duly chosen and qualified is             . The address of                      is                             ,

ARTICLE II

Indemnification

As used in this section, any word or words that are defined in Section 7-109-101 et seq. of the Colorado Business Corporation Act, as amended from time to time (the “Indemnification Sections”), shall have the same meaning as provided in the Indemnification Sections.

The Corporation may, as determined by the Board of Directors of the Corporation, indemnify and advance expenses to a director, officer, employee or agent in connection with a proceeding to the extent permitted by and in accordance with the Indemnification Sections.

Provision Regarding Capital Stock

The total number of shares of stock which the Corporation has authority to issue is Five Hundred (500) shares of Common Stock of the par value of One Dollar ($ 1) per share or an aggregate par value of Five Hundred Dollars ($ 500) all of one class (the “Common Stock”). The Common Stock shall not be issued for less than par value.

ARTICLE IV

Cumulative Voting

The shareholders shall not be entitled to use cumulative voting in the election of directors.

ARTICLE V

Preemptive Rights

Except as may otherwise be provided by the Board of Directors, no holder of any shares of the stock of the Corporation shall have preemptive rights to purchase, subscribe for, or otherwise acquire any shares of stock of the Corporation of any class now or hereafter authorized, or any securities exchangeable for or convertible into such shares, or any warrants or other instruments evidencing rights or options to subscribe for, purchase or otherwise acquire such shares.

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EXHIBIT C

BYLAWS OF SURVIVING CORPORATION

ARTICLE I

Offices

Section 1.1 Principal Office. The principal office of the corporation in the State of Colorado shall be located in the City and County of Denver. The corporation may have such other offices, either within or outside of the State of Colorado as the Board of Directors may designate, or as the business of the corporation may require from time to time.

Section 1.2 REGISTERED OFFICE. The registered office of the corporation, required by the Colorado Business Corporation Act to be maintained in the State of Colorado, may be, but need not be, identical with the principal office in the State of Colorado, and the address of the registered office may be changed from time to time by the Board of Directors.

ARTICLE II

Shareholders

Section 2.1 ANNUAL MEETING. The annual meeting of the shareholders shall be held on the second day of second week of June in each year, commencing with the year 2007, at the hour of 9:00 a.m. or at such other time on such other day as shall be fixed by the Board of Directors, for the purpose of electing directors and for the transaction of such other business as may come before the meeting. If the day fixed for the annual meeting shall be a legal holiday in the State of Colorado, such meeting shall be held on the next succeeding business day. If the election of directors shall not be held on the day designated herein for any annual meeting of the shareholders, or at any adjournment thereof, the Board of Directors shall cause the election to be held at a special meeting of the shareholders as soon thereafter as may be convenient.

Section 2.2 SPECIAL MEETINGS. Special meetings of the shareholders, for any purpose or purposes, unless otherwise prescribed by statute, may be called by the President or by the Board of Directors, and shall be called by the President upon the receipt of one or more written demands for a special meeting, stating the purpose or purposes for which it is to be held, signed and dated by the holders of shares representing at least ten percent of all the votes entitled to be cast on any issue proposed to be considered at the meeting.

Section 2.3 PLACE OF MEETINGS. The Board of Directors may designate any place, either within or outside of the State of Colorado, as the place of meeting for any annual meeting or for any special meeting called by the Board of Directors. If no designation is made, or if a special meeting be otherwise called, the place of meeting shall be the principal office of the corporation in the State of Colorado.

Section 2.4 NOTICE OF MEETING. Written notice stating the place, day and hour of the meeting of shareholders and, in case of a special meeting, the purpose or purposes for which the meeting is called, shall, unless otherwise prescribed by statute, be delivered not less than ten nor more than sixty days before the date of the meeting, either personally or by mail, by or at the direction of the President, or the Secretary, or the officer or other persons calling the meeting, to each shareholder of record entitled to vote at such meeting; provided, however, that if the number of authorized shares is to be increased, at least thirty days’ notice shall be given.

Section 2.5 MEETING OF ALL SHAREHOLDERS. If all of the shareholders shall meet at any time and place, either within or outside of the State of Colorado, and consent to the holding of a meeting at such time and place, such meeting shall be valid without call or notice, and at such meeting any corporate action may be taken.

Section 2.6 ACTION BY SHAREHOLDERS WITHOUT A MEETING. Unless the Articles of Incorporation or these Bylaws provide otherwise, action required or permitted to be taken at a meeting of shareholders may be taken without a meeting if the action is evidenced by one or more written consents describing the action taken, signed by each shareholder entitled to vote and delivered to the Secretary of the corporation for inclusion in the minutes or for filing with the corporate records. Action taken under this section is effective when all shareholders entitled to vote have signed the consent, unless the consent specifies a different effective date.

Any such writing may be received by the corporation by electronically transmitted facsimile or other form of wire or wireless communication providing the corporation with a complete copy thereof, including a copy of the signature thereto. The shareholder so transmitting such a writing shall furnish an original of such writing to the corporation for the permanent record of the corporation, but the failure of the corporation to receive or record such original writing shall not affect the action so taken.

The record date for determining shareholders entitled to take action without a meeting shall be the date the written consent is first received by the corporation.

Section 2.7 NO CUMULATIVE VOTING. No shareholder shall be permitted to cumulate his or her votes.

Section 2.8 WAIVER OF NOTICE. When any notice is required to be given to any shareholder, a waiver thereof in writing signed by the person entitled to such notice, whether before, at, or after the time stated therein, shall be equivalent to the giving of such notice.

The attendance of a shareholder at any meeting shall constitute a waiver of notice, waiver of objection to defective notice of such meeting, or a waiver of objection to the consideration of a particular matter at the shareholder meeting unless the shareholder, at the beginning of the meeting, objects to the holding of the meeting, the transaction of business at the meeting, or the consideration of a particular matter at the time it is presented at the meeting.

Section 2.9 PARTICIPATION BY ELECTRONIC MEANS. Any shareholder may participate in any meeting of the shareholders by means of telephone conference or similar communications equipment by which all persons participating in the meeting can hear each other at the same time. Such participation shall constitute presence in person at the meeting.

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ARTICLE III

Board of Directors

Section 3.1 GENERAL POWERS. The business and affairs of the corporation shall be managed by its Board of Directors.

Section 3.2 PERFORMANCE OF DUTIES. A director of the corporation shall perform his or her duties as a director, including his or her duties as a member of any committee of the board upon which he or she may serve, in good faith, in a manner he or she reasonably believes to be in the best interests of the corporation, and with such care as an ordinarily prudent person in a like position would use under similar circumstances.

Section 3.3 NUMBER, TENURE AND QUALIFICATIONS.

The number of directors of the corporation shall be fixed from time to time by resolution of the Board of Directors, but in no instance shall there be less than one director. Each director shall hold office until the next annual meeting of shareholders or until his or her successor shall have been elected and qualified. Directors need not be residents of the State of Colorado or shareholders of the corporation.

There shall be a Chairman of the Board, who has been elected from among the directors. He or she shall preside at all meetings of the stockholders and of the Board of Directors. He or she shall have such other powers and duties as may be prescribed by the Board of Directors.

Section 3.4 REGULAR MEETINGS. A regular meeting of the Board of Directors shall be held without other notice than this Bylaw immediately after, and at the same place as, the annual meeting of shareholders. The Board of Directors may provide, by resolution, the time and place, either within or without the State of Colorado, for the holding of additional regular meetings without other notice than such resolution.

Section 3.5 SPECIAL MEETINGS. Special meetings of the Board of Directors may be called by or at the request of the President or any two directors. The person or persons authorized to call special meetings of the Board of Directors may fix any place, either within or without the State of Colorado, as the place for holding any special meeting of the Board of Directors called by them.

Section 3.6 NOTICE. Written notice of any special meeting of directors shall be given as follows:

By mail to each director at his business address at least two days prior to the meeting; or

By personal delivery, facsimile or telegram at least twenty-four hours prior to the meeting to the business address of each director, or in the event such notice is given on a Saturday, Sunday or holiday, to the residence address of each director. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail, so addressed, with postage thereon prepaid. If notice is given by facsimile, such notice shall be deemed to be delivered when a confirmation of the transmission of the facsimile has been received by the sender. If notice be given by

3

telegram, such notice shall be deemed to be delivered when the telegram is delivered to the telegraph company.

Section 3.7 QUORUM. A majority of the number of directors fixed by or pursuant to Section 3.2 of this Article III, or if no such number is fixed, a majority of the number of directors in office immediately before the meeting begins, shall constitute a quorum for the transaction of business at any meeting of the Board of Directors, but if less than such majority is present at a meeting, a majority of the directors present may adjourn the meeting from time to time without further notice.

Section 3.8 PARTICIPATION BY ELECTRONIC MEANS. Any members of the Board of Directors or any committee designated by such Board may participate in a meeting of the Board of Directors or committee by means of telephone conference or similar communications equipment by which all persons participating in the meeting can hear each other at the same time. Such participation shall constitute presence in person at the meeting.

Section 3.9 VACANCIES. Any vacancy on the Board of Directors may be filled by the affirmative vote of a majority of the shareholders or the Board of Directors. If the directors remaining in office constitute fewer than a quorum of the board, the directors may fill the vacancy by the affirmative vote of a majority of all the directors remaining in office.

If elected by the directors, the director shall hold office until the next annual shareholders’ meeting at which directors are elected. If elected by the shareholders, the director shall hold office for the unexpired term of his or her predecessor in office; except that, if the director’s predecessor was elected by the directors to fill a vacancy, the director elected by the shareholders shall hold the office for the unexpired term of the last predecessor elected by the shareholders.

Section 3.10 RESIGNATION. Any director of the corporation may resign at any time by giving written notice to the Secretary of the corporation. The resignation of any director shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective. When one or more directors shall resign from the board, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective.

Section 3.11 REMOVAL. Subject to any limitations contained in the Articles of Incorporation, any director or directors of the corporation may be removed at any time, with or without cause, in the manner provided in the Colorado Business Corporation Act.

Section 3.12 COMMITTEES. By resolution adopted by a majority of the Board of Directors, the directors may designate two or more directors to constitute a committee, any of which shall have such authority in the management of the corporation as the Board of Directors shall designate and as shall be prescribed by the Colorado Business Corporation Act and Article XI of these Bylaws.

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ARTICLE IV

Officers

Section 4.1 NUMBER. The officers of the corporation shall be a President, a Secretary, and a Treasurer, each of whom must be a natural person who is eighteen years or older and shall be elected by the Board of Directors. Such other officers and assistant officers as may be deemed necessary may be elected or appointed by the Board of Directors. Any two or more offices may be held by the same person.

Section 4.2 ELECTION AND TERM OF OFFICE. The officers of the corporation to be elected by the Board of Directors shall be elected annually by the Board of Directors at the first meeting of the Board of Directors held after the annual meeting of the shareholders. If the election of officers shall not be held at such meeting, such election shall be held as soon thereafter as practicable. Each officer shall hold office until his successor shall have been duly elected and shall have qualified or until his or her death or until he shall resign or shall have been removed in the manner hereinafter provided.

Section 4.3 REMOVAL AND RESIGNATION. Any officer or agent may be removed by the Board of Directors at any time, with or without cause, but such removal shall be without prejudice to the contract rights, if any, of the person so removed. Election or appointment of an officer or agent shall not of itself create contract rights.

An officer or agent may resign at any time by giving written notice of resignation to the Secretary of the corporation. The resignation is effective when the notice is received by the corporation unless the notice specifies a later effective date.

Section 4.4 VACANCIES. A vacancy in any office because of death, resignation, removal, disqualification or otherwise, may be filled by the Board of Directors for the unexpired portion of the term.

Section 4.5 PRESIDENT. The President shall be the chief executive officer of the corporation and, subject to the control of the Board of Directors, shall, in general, supervise and control all of the business and affairs of the corporation. He or she shall, when present, and in the absence of a Chair of the Board, preside at all meetings of the shareholders and of the Board of Directors. He or she may sign, with the Secretary or any other proper officer of the corporation thereunto authorized by the Board of Directors, certificates for shares of the corporation and deeds, mortgages, bonds, contracts, or other instruments which the Board of Directors has authorized to be executed, except in cases where the signing and execution thereof shall be expressly delegated by the Board of Directors or by these Bylaws to some other officer or agent of the corporation, or shall be required by law to be otherwise signed or executed; and in general shall perform all duties incident to the office of President and such other duties as may be prescribed by the Board of Directors from time to time.

Section 4.6 VICE PRESIDENT. If elected or appointed by the Board of Directors, the Vice President (or in the event there be more than one vice president, the vice presidents in the order designated at the time of their election, or in the absence of any designation, then in the order of their election) shall, in the absence of the President or in the event of his or her death, inability or

5

refusal to act, perform all duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President. Any Vice President may sign, with the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary, certificates for shares of the corporation; and shall perform such other duties as from time to time may be assigned to him by the President or by the Board of Directors.

Section 4.7 SECRETARY. The Secretary shall: (a) prepare and maintain as permanent records the minutes of the proceedings of the shareholders and the Board of Directors, a record of all actions taken by the shareholders or Board of Directors without a meeting, a record of all actions taken by a committee of the Board of Directors in place of the Board of Directors on behalf of the corporation, and a record of all waivers of notice and meetings of shareholders and of the Board of Directors or any committee thereof, (b) ensure that all notices are duly given in accordance with the provisions of these Bylaws and as required by law, (c) serve as custodian of the corporate records and of the seal of the corporation and affix the seal to all documents when authorized by the Board of Directors, (d) keep at the corporation’s registered office or principal place of business a record containing the names and addresses of all shareholders in a form that permits preparation of a list of shareholders arranged by voting group and by class or series of shares within each voting group, that is alphabetical within each class or series and that shows the address of, and the number of shares of each class or series held by, each shareholder, unless such a record shall be kept at the office of the corporation’s transfer agent or registrar, (e) maintain at the corporation’s principal office the originals or copies of the corporation’s Articles of Incorporation, Bylaws, minutes of all shareholders’ meetings and records of all action taken by shareholders without a meeting for the past three years, all written communications within the past three years to shareholders as a group or to the holders of any class or series of shares as a group, a list of the names and business addresses of the current directors and officers, a copy of the corporation’s most recent corporate report filed with the Secretary of State, and financial statements showing in reasonable detail the corporation’s assets and liabilities and results of operations for the last three years, (f) have general charge of the stock transfer books of the corporation, unless the corporation has a transfer agent, (g) authenticate records of the corporation, and (h) in general, perform all duties incident to the office of secretary and such other duties as from time to time may be assigned to him by the president or by the board of the Board of Directors. Assistant Secretaries, if any, shall have the same duties and powers, subject to supervision by the Secretary. The directors and/or shareholders may however respectively designate a person other than the Secretary or Assistant Secretary to keep the minutes of their respective meetings.

Any books, records, or minutes of the corporation may be in written form or in any form capable of being converted into written form within a reasonable time.

Section 4.8 TREASURER. The Treasurer shall: (a) have charge and custody of and be responsible for all funds and securities of the corporation; (b) receive and give receipts for moneys due and payable to the corporation from any source whatsoever, and deposit all such moneys in the name of the corporation in such banks, trust companies or other depositories as shall be selected in accordance with the provisions of Article V of these Bylaws; and (c) in general perform all of the duties incident to the office of Treasurer and such other duties as from time to time may be assigned to him or her by the President or by the Board of Directors.

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Section 4.9 ASSISTANT SECRETARIES AND ASSISTANT TREASURERS. The Assistant Secretaries, when authorized by the Board of Directors, may sign with the Chair or Vice Chair of the Board of Directors or the President or a Vice President certificates for shares of the corporation the issuance of which shall have been authorized by a resolution of the Board of Directors. The Assistant Secretaries and Assistant Treasurers, in general, shall perform such duties as shall be assigned to them by the Secretary or the Treasurer, respectively, or by the President or the Board of Directors.

Section 4.10 BONDS. If the Board of Directors by resolution shall so require, any officer or agent of the corporation shall give bond to the corporation in such amount and with such surety as the Board of Directors may deem sufficient, conditioned upon the faithful performance of their respective duties and offices.

Section 4.11 SALARIES. The salaries of the officers shall be fixed from time to time by the Board of Directors and no officer shall be prevented from receiving such salary by reason of the fact that he is also a director of the corporation.

ARTICLE V

Contracts, Loans, Checks and Deposits

Section 5.1 CONTRACTS. The Board of Directors may authorize any officer or officers, agent or agents, to enter into any contract or execute and deliver any instrument in the name of and on behalf of the corporation, and such authority may be general or confined to specific instances.

Section 5.2 LOANS. No loans shall be contracted on behalf of the corporation and no evidences of indebtedness shall be issued in its name unless authorized by a resolution of the Board of Directors. Such authority may be general or confined to specific instances.

Section 5.3 CHECKS, DRAFTS, ETC. All checks, drafts or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the corporation shall be signed by such officer or officers, agent or agents of the corporation and in such manner as shall from time to time be determined by resolution of the Board of Directors.

Section 5.4 DEPOSITS. All funds of the corporation not otherwise employed shall be deposited from time to time to the credit of the corporation in such banks, trust companies or other depositories as the Board of Directors may select.

ARTICLE VI

Shares, Certificates for Shares and Transfer of Shares

Section 6.1 REGULATION. The Board of Directors may make such rules and regulations as it may deem appropriate concerning the issuance, transfer and registration of certificates for shares of the corporation, including the appointment of transfer agents and registrars.

Section 6.2 SHARES WITHOUT CERTIFICATES. Unless otherwise provided by the Articles of Incorporation or these Bylaws, the board of directors may authorize the issuance of any of its

7

classes or series of shares without certificates. Such authorization shall not affect shares already represented by certificates until they are surrendered to the corporation.

Within a reasonable time following the issue or transfer of shares without certificates, the corporation shall send the shareholder a complete written statement of the information required on certificates by the Colorado Business Corporation Act.

ARTICLE VII

Fiscal Year

The fiscal year of the corporation shall end on the last day of December in each calendar year.

ARTICLE VIII

Distributions

The Board of Directors may from time to time declare, and the corporation may pay, distributions on its outstanding shares in the manner and upon the terms and conditions provided by the Colorado Business Corporation Act and its Articles of Incorporation.

ARTICLE IX

Corporate Seal

The Board of Directors shall provide a corporate seal which shall be circular in form and shall have inscribed thereon the name of the corporation and the state of incorporation and the words “CORPORATE SEAL.”

ARTICLE X

Amendments

The Board of Directors shall have power, to the maximum extent permitted by the Colorado Business Corporation Act, to make, amend and repeal the Bylaws of the corporation at any regular or special meeting of the board unless the shareholders, in making, amending or repealing a particular Bylaw, expressly provide that the directors may not amend or repeal such Bylaw. The shareholders also shall have the power to make, amend or repeal the Bylaws of the corporation at any annual meeting or at any special meeting called for that purpose.

ARTICLE XI

Executive Committee

Section 11.1 APPOINTMENT. The Board of Directors by resolution adopted by a majority of the full Board, may designate two or more of its members to constitute an Executive Committee. The designation of such Committee and the delegation thereto of authority shall not operate to relieve the Board of Directors, or any member thereof, of any responsibility imposed by law.

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Section 11.2 AUTHORITY. The Executive Committee, when the Board of Directors is not in session shall have and may exercise all of the authority of the Board of Directors except to the extent, if any, that such authority shall be limited by the resolution appointing the Executive Committee and except also that the Executive Committee shall not have the authority of the Board of Directors in reference to authorizing distributions, filling vacancies on the Board of Directors, authorizing reacquisition of shares, authorizing and determining rights for shares, amending the Articles of Incorporation, adopting a plan of merger or consolidation, recommending to the shareholders the sale, lease or other disposition of all or substantially all of the property and assets of the corporation otherwise than in the usual and regular course of its business, recommending to the shareholders a voluntary dissolution of the corporation or a revocation thereof, or amending the Bylaws of the corporation.

Section 11.3 TENURE AND QUALIFICATIONS. Each member of the Executive Committee shall hold office until the next regular annual meeting of the Board of Directors following his or her designation and until his or her successor is designated as a member of the Executive Committee and is elected and qualified.

Section 11.3 INFORMAL ACTION BY EXECUTIVE COMMITTEE. Any action required or permitted to be taken by the Executive Committee at a meeting may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by all of the members of the Executive Committee entitled to vote with respect to the subject matter thereof.

Section 11.4 VACANCIES. Any vacancy in the Executive Committee may be filled by a resolution adopted by a majority of the full Board of Directors.

CERTIFICATE

I hereby certify that the foregoing Bylaws, consisting of nine (9) pages, including this page, constitute the Bylaws of SURVIVING CORPORATION. adopted by the Board of Directors of the corporation as of                         .

SURVIVING CORPORATION.

By:

Its:	Secretary

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